Exhibit 10.10

Bowne Translation Services
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BOWNE

Certificate of Accuracy

This is to certify that the translation described below is, to the best of our knowledge and belief, a true and accurate rendition of the original document.

Job Number: **20060131**

Job Name: **Wachtell, Lipton, Rosen & Katz**

Job Description: **CONTRATO DE FINANCIACION No.1580 1/10/07**

Language from: **Spanish** into: **English**

Date: January 10, 2007 [signature]
Paul Martinez
Project Coordinator

STATE OF NEW YORK, COUNTY OF KINGS

Subscribed and sworn to before me this date of January 10, 2007

Notary Public

[signature]

ALBERT CASTRO
Notary Public, State of New York
No. 01CA6067878
Qualified in Kings County
Commission Expires 12-17-2009

A Member of the International Family of Bowne Companies

In Madrid, December 21, 2006

SYNDICATED FINANCING AGREEMENT

__________________________________________________________________________

Divided into

TRANCHE A Maximum Amount: € 1,429,616,955.40 and TRANCHE B

(LINE OF CREDIT IN CHECKING ACCOUNT)

Maximum Amount: € 1,083,277, 312.52

BETWEEN

ACCIONA, S.A.

As Borrower

and

BANCO BILBAO VIZCAYA ARGENTERIA, S.A. THE ROYAL BANK OF SCOTLAND, PLC BANCA IMI S.P.A. BNP PARIBAS, BRANCH LOCATED IN SPAIN	BANCO SANTANDER CENTRAL HISPANO, S.A. NATEXIS BANQUES POPULAIRES, BRANCH LOCATED IN SPAIN CALYON, BRANCH LOCATED IN SPAIN

As Lending Organizations and BANCO SANTANDER

As Agent

(LEGAL AND TAX CONSULTANTS)

		TABLE OF CONTENTS

SECTION ONE – DEFINITIONS AND INTERPRETATION			10

1.	DEFINITIONS AND INTERPRETATION		10

	1.1	Definitions	10
	1.2	Principles of interpretation	16

SECTION TWO – TRANCHE A			17

2.	GENERAL TERMS		17

	2.1	Amount	17
	2.2	Acceptance	17
	2.3	Assignment	17
	2.4	Distribution	17
	2.5	Acceptance by the Lending Organizations of their participation	18

3.	DRAWDOWN OF THE FUNDS		18

	3.1	Drawdown of the funds	18
	3.2	Drawdown	18
	3.3	Delivery of the funds	18
	3.4	Conditions precedent for the Drawdowns of Tranche A	19
	3.5	Documentation of the Drawdown of Tranche A	20

4.	INTEREST		20

	4.1	Accrual	20
	4.2	Daily Accrual, annualized, during each Interest Period	20

5.	INTEREST RATE		20

	5.1	Division in Interest Periods	20
	5.2	Interest Rate	21
	5.3	Interest Payment	21

6.	PAYMENT AND AMORTIZATION		21

	6.1	Ordinary amortization	21
	6.2	Voluntary advance amortization	21
	6.3	Obligatory advance amortization	22

7.	JOINT RESPONSIBILITY CHARACTER		22

	7.1	Joint Responsibility	22
	7.2	Effect of non-fulfillment by any Lending Organization	23
	7.3	Extra-judicial and judicial actions by the Lending Organizations	23
	7.4	Agreements by the Majority of the Lending Organizations	23

SECTION THREE – TRANCHE B (LINE OF CREDIT IN CHECKING ACCOUNT)			24

8.	GENERAL TERMS		24
	8.1	Amount	24

	8.2	Acceptance	24
	8.3	Assignment	25

9.	DRAWDOWN OF THE FUNDS		25

	9.1	Drawdown	25
	9.2	Conditions precedent for the Drawdowns of Tranche B	25
	9.3	Subordinated Debt	26

10.	LOAN INTEREST IN CHECKING ACCOUNT		26

	10.1	Accrual	26
	10.2	Daily Accrual, annualized, during each Interest Period	26
	10.3	Interest Periods	26

11.	INTEREST RATE OF TRANCHE B AND PAYMENT OF INTEREST		27

	11.1	Interest rate	27
	11.2	Interest payment	27

12.	EXCESS AMOUNTS		27

13.	REIMBURSEMENT AND REDEMPTION DATE		27

	13.1	Redemption Date	27
	13.2	Voluntary advance reimbursement	27

14	GUARANTEE		27

	14.1	Guaranteed obligations	27
	14.2	Guarantee at first request	28
	14.3	Obligations of the Guarantors	28
	14.4	Maximum amount of the guarantee	29
	14.5	Joint responsibility	29
	14.6	Effects of non-fulfillment by any Guarantor	29
	14.7	Reimbursement	30
	14.8	Subrogation	30
	14.9	Risk Commission	30
	14.10	Drawdown Commission	30
	14.11	Registration of the guarantee in the registry books	30
	14.12	Period of validity for the Guarantee	31

SECTION FOUR – TERMS AND CONDITIONS THAT APPLY TO
BOTH TRANCHES			31

15.	INTEREST RATE		31

	15.1	Calculation	31
	15.2	Reference interest rate and substitute rate	31
	15.3	Margin	33
	15.4	Procedure for establishing the interest rate	33
	15.5	Breakdown of the market	34

16.	DELINQUENCY/DEFAULT INTEREST		34

	16.1	Accrual of default interest on the unpaid principal	35
	16.2	Capitalization of ordinary interest	35
	16.3	Liquidation and payment or capitalization of default interest	35
	16.4	Default interest according to Civil procedure	35

17.	CHANGE OF CIRCUMSTANCES		35

	17.1	General declaration	35
	17.2	Increase in costs or reduction of incomes	36
	17.3	Unforeseen breach of Agreement	36
	17.4	Mitigation of the consequences of the change of circumstances	37
	17.5	Foreseeable changes of circumstances	37
	17.6	Favorable change of circumstances	37

18.	CANCELLATION OF THE AGREEMENT		37

19.	COMMISSIONS AND COSTS		38

	19.1	Coverage, structuring and opening Commissions	38
	19.2	Agency Commission	38
	19.3	Drawdown Commission	38
	19.4	Costs and taxes derived from the Financing Agreement	38

20.	TAXES		39

	20.1	Net payment of taxes	39
	20.2	Recovery and reversal of tax withholdings	39

21.	PAYMENTS		39

	21.1	Method of payments	39
	21.2	Firmness and irrevocability of the payments	40
	21.3	Distribution	40
	21.4	Proportional Drawdown of payments to the Lending Organizations	40
	21.5	Payment of balances	41
	21.6	Payment of damages caused to the Lending Organizations by the
		breakdown of the Interest Period	42

22.	ACCOUNTS		42

	22.1	Agent Accounts	42
	22.2	Account of each Lending Organization	42
	22.3	Carrying forward of accounts in case of transfer	43

23.	DECLARATIONS AND GUARANTEES		43

	23.1	Declarations and Guarantees	43
	23.2	Repetition of the Declarations and Guarantees	44

24.	OBLIGATIONS		45

	24.1	Obligation of information	45
	24.2	Obligation in matters of accounting, annual accounts and auditing	46
	24.3	Obligations relating to business activity	46
	24.4	Obligations of a corporate or company nature	47

	24.5	Financial obligations	48
	24.6	Obligations of carrying out financial ratios	49

25	AGENCY		50

	25.1	Appointment	50
	25.2	Content of the mandate	50
	25.3	Responsibility of the Agent to the Lending Organizations	51
	25.4	Repayment of amounts to the Agent	52
	25.5	Resignation of the Agent	52
	25.6	Dismissal of the Agent	53

26.	TRANSFER		53

	26.1	Prohibition of transfer by the Borrower	53
	26.2	Transfer by the Lending Organizations: requirements	53

27.	EARLY TERMINATION		54

	27.1	Early termination because of non-fulfillment of obligations	54
	27.2	Early termination because of decline in the Borrower’s solvency or
		alteration of the budgets or economic conditions of the present agreement	55
	27.3	Alternatives of the Lending Organizations	56
	27.4	Resolution by majority decision of the Lending Organizations:
		binding character	57
	27.5	Individual resolution without majority agreement of the Lending
		Organizations	57
	27.6	Procedure towards the Borrower	57
	27.7	Accrual on default interest	58

SECTION FIVE– IMPLEMENTATION			58

28.	IMPLEMENTATION OF THE FINANCING AGREEMENT		58

	28.1	Determination of the liquid amount	58
	28.2	Procedure and methods of implementation, general and special	59
	28.3	Various provisions	60

SECTION SIX – MISCELLANEOUS			60

29.	VARIOUS STIPULATIONS		60

	29.1	Communications and domiciles	60
	29.2	Complete agreement	66
	29.3	Novation	66

30.	LAW AND JURISDICTION		67

	30.1	Applicable law	67
	30.2	Legal jurisdiction	67

31.	CONFIDENTIALITY		67

32.	PUBLIC DOCUMENT		67

INDEX OF APPENDICES
Appendix 24.1.5	Model of Certificate of Ratios

FINANCING AGREEMENT

In Madrid, December 21, 2006

ASSEMBLED

Party of the first part,

  Mr. Valentin Francisco Montoya Moya, being of legal age, with National Identity Document No. 50,539,787-R and Mr. Juan Gallardo Cruces, being of legal age, with National Identity Document No. 691,950-H for and on behalf of ACCIONA, S.A. (hereinafter “ACCIONA” or the “Borrower”), with domicile in Alcobendas (Madrid), number 18 Europa Avenue and Tax Identification Code number A-08001851, duly authorized to execute this agreement by virtue of powers of attorney executed, respectively by the Madrid Notary Mr. Manuel Rodriguez Marin, on October 26, 1998, under order number 2911 of his notary record book.

And, party of the second part,

  Mr. Manuel Pérez Peral, being of legal age, with National Identity Document No. 7,300,295-P and Mr. Ignacio Dominguez-Adame Bozzano, being of legal age, with National Identity Document No. 1,391,826-M, for and on behalf of BANCO SANTANDER CENTRAL HISPANO, S.A. (hereinafter “SAN”, or the “Agent”) with domicile in Santander, numbers 9-12 Paseo de Pereda and Tax Identification Code number A-39000013, duly authorized to execute this agreement by virtue of powers of attorney executed, respectively by the Notary of the Illustrious College of Burgos, Mr. José Marìa de Prada Diez, on March 1, 2002, under order number 574 of his notary record book.
  Mr. Jose Maria Arana Arbide, of age of majority, with ID No. 15.940.550-D and Mr. Francisco Javier Sierra Sopranis, of age of majority, with ID No. 42.090.468-P, on behalf and in representation of THE ROYAL BANK OF SCOTLAND, PLC (hereinafter “RBS”), with domicile at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland, duly registered in the Commercial Registry of Scotland under number 90312, duly authorized to grant this agreement in virtue of powers of attorney granted, respectively, before the Notary of Madrid Mr. Antonio de la Esperanza Rodriguez, on September 19, 2006, under serial number 5,388 of his protocol.

  Mr. José Gefaell Chamochin, being of legal age, with National Identity Document No. 36,045,004-W and Mr. José Serrano-Suñer de Hoyos, being of legal age, with National Identity Document No. 7,240,457-B, for and on behalf of BNP PARIBAS Branch located in Spain (hereinafter, “BNP”),with domicile in Madrid, number 28 Ribera de Loira Street and Tax Identification Code number A-0011117-I, duly authorized to execute this agreement by virtue of powers of attorney executed, respectively by the Madrid Notary Mr. Miguel Ruiz Gallardón Garcìa de la Rasilla, on February 10, 2005, under order number 963 of his notary record book and by the same Notary, on July 12, 2006, under order number 5,797 of his notary record book.

  Mr. Rolando Menor Aguilera, being of legal age, with National identity Document No. 50,820,688-A and Mr. Javier Alvarez-Rendueles Villar, being of legal age, with National Identity Document No. 7,230,899-K, for and on behalf of CALYON, branch located in Spain (hereinafter, “CALYON”), with domicile in Madrid, number 1 Paseo de la Castellana and Tax Identification Code number A-0011043-G, duly authorized to execute this agreement by virtue of powers of attorney executed, respectively , by the Madrid Notary Mr. José Manuel Garcìa-Lozano Zulueta, on July 28, 2004, under order number 951 of his notary record book and by the same Notary on April 18, 2005, under order number 359 of his notary record book.
  Mr. Fernando Vázquez de la Puerta, being of legal age, with National Identity Document No. 401,727-D and Mr. Juan Gortázar Sanchez-Torres, being of legal age, with National Identity Document No. 50,838,339-J, for and on behalf of BANCO BILBAO VIZCAYA ARGENTERIA, S.A. (hereinafter,“BBVA”), with domicile in Bilbao number 4 Plaza de San Nicolás and Tax Identification Code number A-48265169, duly authorized to execute this agreement by virtue of powers of attorney executed, respectively, by Bilbao Notary Mr. José Marìa Arriola Arana, on March 17, 2003, under order number 418 of his notary record book and by Bilbao Notary Mr. José Ignacio Uranga Otaegui, on June 6, 2000, under order number 2,174 of his notary record book.
  Mr. José Guardo Galdón, being of legal age, with National Identity Document No. 18,965,349-D, for and on behalf of BANCA IMI S.P.A. (hereinafter, “IMI”), with domicile in Milan (Italy), number 6 Corso Matteotti Street, and registered in the register of companies with number 01988810154, duly authorized to execute this agreement by virtue of a power of attorney executed before Milan Notary Mrs. Mónica de Paoli, on December 21, 2006.

  Mr. Ricardo Tessiere Carrión, being of legal age, with National Identity Document No. 00698785-E and Mr. José Luís Sánchez García, being of legal age, with National identity Document No. 4611737-Z, for and on behalf of NATEXIS BANQUES POPULAIRES, branch located in Spain (hereinafter, “NATEXIS”), with domicile at Paseo de Recoletes 7-9 and Tax Identification Code number N-00130551, duly authorized to execute this agreement by virtue of powers of attorney executed, respectively, by Madrid Notary Mr. Pablo de la Esperanza Rodríguez, on April 19, 2006, under order number 1,693 of his notary record book, and by Madrid Notary Mr. Pablo de la Esperanza Rodríguez, on September 20, 2001, under order number 4,060 of his notary record book.

  Hereinafter, and notwithstanding that which is stipulated herein below SAN, RBS, BNP, CALYON, BBVA, IMI, and NATEXIS will collectively be called the “Lending Organizations.”

THEY MANIFEST AND DECLARE

I.	On September 25, 2006, FINANZAS DOS, S.A. (hereinafter, the “SPV”), a company wholly owned by ACCIONA, S.A. (hereinafter, “ACCIONA”) acquired 10% of the shares representing the capital stock of Endesa, S.A. (hereinafter, “ENDESA”) and subsequently up to an approximate percentage of 20%, that is, 211,750,424 shares (hereinafter, “ENDESA’S SHARES”), admitted for listing on the securities exchanges and represented through a book entry in the Registration Management Company, Securities Clearing and Settlement Service, S.A. (“IBERCLEAR”).

II.	SPV, acting with the financial support of ACCIONA, initially financed the payment of the price of the sale described above with charge to a short-term line of credit signed on September 26, 2006 with Banco Santander Central Hispano, S.A. (hereinafter, “SAN” or the “Agent”) for an amount of THREE BILLION FOUR HUNDRED SEVENTY-FIVE MILLION EUROS (€ 3,475,000,000) with a due date on next February 28, 2007, which was novated on November 15, 2006 (the “Bridge Loan”) and it was interested in canceling part of the debts arising from the Bridge Loan with charge to the financing authorized by the present Agreement and the Subordinated Loan Agreement received from ACCIONA.

III.	For the purposes described in the prior description ACCIONA grants SPV a Subordinate Loan Agreement for the amount of ONE BILLION FOUR HUNDRED NINETEEN MILLION FIVE HUNDRED SIXTY-FIVE THOUSAND THREE HUNDRED SEVENTY EIGHT EUROS, AND THIRTY THREE CENTS (€ 1,419,565,378.33) the provision of the financing.

IV.	SPV turned to the Lending Organizations in order to obtain initial short-term bank financing to partially cancel the initial short-term financing. The Lending Organizations offered to provide SPV financing against the granting of specific guarantees on its part and that of its shareholder ACCIONA.

V.	In this framework, simultaneously with the present agreement there are granted (as defined hereinafter):

  The SPV Financing Agreement.
  The ACCIONA Support Agreement
  The Guarantees Agreement
  The Financial Operations Framework Agreement
VI.	By virtue of the foregoing as well as, of an essential nature, (i) of the truthfulness of the declarations and guarantees and of the fulfillment of all of the obligations (whether of payment, of action or inaction, of information only or of any other kind) that the Borrower is prepared to lend, assume or accept y (ii) the guarantees made by SPV and ACCIONA by virtue of the Guarantees Agreement that is drawn up simultaneously before the Notary who participates in the present Agreement, the Lending Organizations being ready to provide said financing to the Borrower, notwithstanding the subsequent transfers that these organizations may conduct.

VII.	The Lending Organizations are likewise interested that SAN acts as the Agent of the other organizations that participate in said financing, SAN being disposed to assume the performance of the relevant agency functions.

As a consequence of what has been stated, the parties enter into this agreement and by virtue of the same, the Lending Organizations grant the Borrower joint financing, with agreement on the stipulations set forth below.

SECTION ONE – DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

	1.1.1	General definitions. With an additional character to the definitions that are contained throughout this same document or in the Financing Agreement, the following terms, used both in singular and plural, will have in this agreement the meanings as defined below:

ENDESA	The 211,750,424 shares representing approximately 20% of the corporate
Shares	capital of Endesa, S.A., acquired by SPV.

ACCIONA or	ACCIONA, S.A.
the Borrower

Agent	SAN or any other organization that substitutes for it by virtue of Stipulation 25.

Guarantee	The guarantee given by the Guarantors under Stipulation 14 of the present
Agreement.

Guarantors	RBS,BBVA, CALYON, NATEXIS, IMI AND BNP, as well as those other financial organizations that at any time may hold the position of Guarantors by virtue of the present Agreement or who may substitute for the above organizations by virtue of that which is established in Stipulation 26.2.

Adverse	Any circumstance or fact that may affect or negatively and significantly, now
Material	or in the future, the financial situation, capital or ACCIONA’S ability to meet
Change	its obligations derived from the Financing Documents.
of ACCIONA

Purchase	The purchase of the Shares of ENDESA described in statement 1.

Agreements of	The financial derivatives that ACCIONA will agree to, subject to the terms
Coverage of	and conditions of section 24.5.3 of the present agreement and the Financial
Interest Rates	Operations Framework Agreements.

Financing	The present Agreement
Agreement

SPV Financing	The Financing Agreement granted on the present date to SPV with the
Agreement	Lending Organizations taking part in this Agreement, and for an amount of
FIVE BILLION SIX HUNDRED SEVENTY-EIGHT MILLION TWO HUNDRED SIXTY ONE THOUSAND FIVE HUNDRED THIRTEEN EUROS, AND THIRTY TWO CENTS (€ 5,678,261,513.32).

Guarantees	The Agreement signed by SPV and ACCIONA with the Lending
Agreement	Organizations simultaneously with the present Agreement, by which: (i) SPV will pledge the Endesa Shares, (ii) SPV will pledge the credit rights derived form the Credit Account in the Checking Account (as defined in the SPV Financing Agreement), (iii) SPV will pledge the credit rights possessed under the ACCIONA Support Agreement and the Agreements for Coverage of Interest Rates ratified under the Financial Operations Framework Agreements, (iv) ACCIONA will pledge one hundred percent (100%) of the SPV shares, (v) ACCIONA will pledge the credit rights derived from the Subordinated Debt contributions and (vi) the relations among the Lending Organizations are regulated in relation to the Guarantees.

Financial	The Financial Operations Framework Agreements ratified today by
Operations	ACCIONA with SAN, BBVA, RBS, CALYON, NATEXIS AND BNP.
Framework Agreement

Subordinated	The loan agreements granted by ACCIONA to SPV as described in
Loan	Statement III.
Agreement

ACCIONA	The agreements entered into among the Lending Organizations, ACCIONA
Support	and SPV, on the date of the signature of this Financing Agreement.
Agreement

Costs for	An amount equal to the damages experienced by the Lending Organizations
Breach of	resulting directly from the possible decrease in profitability undergone by the
Agreement	Lending Organizations as a consequence of the cancellation, reorganization or
or Inspection	alteration of liability operations intended to finance this operation or of a balance sheet error between liability and asset positions concerning the profitability that may be obtained (excluding the margin) by having amortized it on a date coinciding with the termination of an Interest Period or having made use of the amount requested on the date for such purposes as requested.

Credit	Account number 0049-1500-211-0404726 opened by ACCIONA with the Agent or, in this case, by
Account in	someone other than the Agent and ACCIONA may agree in the future, after
the Checking	majority consent of the Lending Organizations.
Account

Net Financial	It will be constituted of any liability incurred by the combined companies
Debt	included in the ACCIONA Group (as defined in Stipulation 1.2.2) that involves an explicit and implicit financial cost (excluding the financings of limited resources and mortgage operations affecting real estate promotions); and reduced by the treasury (including the self-holding of shares), participation in the Development of Construction and Agreements, S.A., and the share of the participation in Endesa, S.A. whose value may exceed the value of 130% of the active balance of the SPV Financing Agreement, valued on December 31 of last year.

Senior Debt	At any time, all of the amounts of unreimbursed principal charged to the
Financing and any other amounts due, liquid and payable under the present Agreement that were pending payment.

Subordinated	The amounts owed by SPV to ACCIONA, and contributed by it to SPV,
debt	except the tax credit that depending on the case ACCIONA must contribute in fulfillment of Stipulation 2.1 of the ACCIONA Support Agreement.

For the purpose of establishing rates, all the days of the week, except days
Working Day	when the Trans-European Automated Real Time Gross-Settlement Express
Transfer System (TARGET) is closed or is not operational.

For all other purposes, all the days of the week except: (i) Saturdays, Sundays and holidays in the city of Madrid and (ii) days when the Trans-European Automated Real Time Gross-Settlement Express Transfer System (TARGET) is closed or is not operational.

Drawdown Documents of the Financing

Each of the Drawdowns of the Tranche A or of the Tranche B.

Together, the Financing Agreement, the SPV Financing Agreement, the ACCIONA Support Agreement, and the Subordinated Loan Agreement, the Guarantees Agreement and the Agreements of Coverage of the Rates of Interest, subscribed under the framework of Financial Operations Agreements, as well as the letters of commissions related to said agreements and whatever other documents that in the future may modify or develop that which is provided for in any one of the prior agreements.

EBITDA
Will be the sum of:

i)	operating profits at the consolidated level;

ii)	plus dividends received from unconsolidated companies;

iii)	plus/minus participations resulting from consolidated companies by the equivalency method, except concessionary companies of transport finance without recourse;

iv)	plus amortizations and provisions;

v)	less EBITDA proceeds from the financing of limited resource.

Total EBITDA
Will be the sum of:

i)	operating profits at the consolidated level;

ii)	plus dividends received from unconsolidated companies;

iii)	plus/less participations resulting from consolidated companies by putting in the equivalency method, except concessionary transport companies financed without recourse;

iv)	plus amortizations and provisions;

v)	plus dividends received by the participation in Endesa, S.A.

Reference Organizations	The credit organizations specified in Section 15.2.2 (ii), are those that substitute for it by virtue of that which is established in Section 15.2.2 (iv).

Lending or Borrowing Organizations

SAN, RBS, BBVA, CALYON, NATEXIS, IMI, and BNP, as well as the other financial organizations that in any time may have the condition of lending organizations with respect to the financing or that may substitute for the preceding organizations by virtue of that which is established in Stipulation 26.2.

Date of Final Maturity	The date in which the sixth anniversary of the signature of the present agreement takes place.

Financing Guarantees

Together, Tranche A and Tranche B.

The whole of the guarantees granted at any time in relation to the SPV Financing Agreement and the Agreements of Coverage of Interest Rates subscribed by SPV, expressly including those that are granted through the Guarantees Agreement.

Net Financial Costs	This will be the result of:

i)	consolidated financial costs;
ii)	less dividends received from unconsolidated companies;
iii)	less other financial earnings;
iv)	plus/less, results of participations of consolidated companies by the method of putting into equivalence, except concessionary companies of transport financed without recourse.

Maximum Amount of Tranche A Maximum Amount of Tranche B Amount of Tranche A not Drawndown Amount of Tranche B not Drawndown

The amount which is referred to in Stipulation 2.1.

The amount which is referred to in Stipulation 8.1.

The maximum amount of Tranche A reduced by the amount of the principal of the actual Drawdowns made with charge to Tranche A.

The maximum amount of Tranche B reduced in the actual debt of balance from Tranche B.

Bankruptcy Law Margin	Law 22/2003, from July 9, pertaining to bankruptcy. The percentage that comes from Tranche A or for Tranche B, according to that which is provided for in Stipulation 15.3.

Majority of the Lending Organizations

The Lending Organizations whose participation in the Drawdown principal of the financing represents at any time at least 66% of its total amount. For those purposes it is considered as participation of the Guarantors, the principal from Tranche B guaranteed by each one of them under the Guarantee and will not be considered as participation of the Agent in the debt balance from Tranche B who relies on the guarantee of the Guarantors. In any case, the majority of the Lending Organizations must be established by more than one Lending Organization. On the assumption that there has not been a Drawdown of the Financing, it will be considered, for the purposes of determining the proportion of participation as stated, to the participation promised by the Lending Organizations in Tranche A.

Guaranteed Obligations

At anytime, in relation to the active balance referring to the payment obligations assumed by the Borrower by virtue of Tranche B, (which will include the payment of principal, interest and default interest, with the quantitative limits established in section 14.4 of the present agreement), an amount equivalent to the application through this active balance of a percentage participation equivalent to the sum of the percentage participations of each one of the Guarantors.

This participation at the initial time is forty nine point ninety five percent (49.95%).

Drawdown Period for Tranche A

This will be the period included between the date in which the conditions are met for the Drawdown of the Financing in accordance with the provisions of Section 3.3.2 of the present agreement (inclusive) and December 29, 2006 (inclusive).

Drawdown Period for Tranche B

This will be the period included between the date in which the conditions are met for the Drawdown of the Financing in accordance with the provisions in paragraph 3.3.2 of the present agreement (inclusive) and the Working Day prior to the Date of the Final Due Date.

Interest Period

Indistinctly, (i) each of the following of the successive periods defined in Stipulation 5.1 with respect to the Drawdown with charge to Tranche A or (ii) each one of the successive periods of generation of interest applicable to the active debtor balance at anytime of Tranche B which is referred to in Stipulation 10.3.

Bridge Loan Assumption of Advanced Payment Tranche A

The loan agreement granted by SAN which is described in Statement II.

It will be any one of the events established in Stipulation 27.

The line of credit for an amount of one billion, four hundred twenty-nine million, six hundred sixteen thousand nine hundred fifty-five, and forty hundredths Euros (€ 1,429,616,955.40) granted in accordance with the provisions of the Second Section of the present Agreement.

Tranche B

The line of credit in the checking account for the maximum amount of one billion, eighty-three million, two hundred seventy-seven thousand three hundred twelve, and fifty-two hundredths Euros (€ 1,083,277,312.52) granted in accordance with the provisions of the Third Section of the present Agreement.

ENDESA	Endesa, S.A.

1.2	Principles of Interpretation

	1.2.1	The appendices constitute a part of the agreement: Any reference made to “the present agreement,” in the present document or its appendices will be understood to be part of the present document and all its appendices which form an integral part of the present agreement.

	1.2.2	Group: The terms “group,” “consolidated group,” or “ACCIONA group” used in lower case, unless the context imposes something else, will have the meaning stated in article 42 of the Commercial Code.

	1.2.3	Person: The word person will mean physical or legal persons of any kind, public or private. Unless it is expressly specified to the contrary, any reference to the SPV, to ACCIONA or to the Lending Organizations, to the Agent or any other person, including to the successors of said person and to the permitted assignees. Concretely any reference made to the Lending Organizations will include, while they maintain their participation in the financing, to the Lending Organizations at the time of the present agreement and any other organization which may acquire a participation in the Financing.

	1.2.4	Headings and Titles. The headings and titles of the Stipulations sections, subsections and paragraphs of this agreement and their appendices have the purpose of usefulness, without constituting in the agreement between the parties in order they have an interpretive value in themselves.

	1.2.5	Computing of Periods. Except when the contrary is established in this agreement (i) the period expressed in days refer to calendar days, counted starting from the calendar day immediately following the start of the computation, inclusive, until the last calendar day of the period, inclusive (ii) the periods expressed in “Working Days” refer to Working Days, counted starting from the Working Day immediately following the calendar day of the start of the calculation, inclusive, until the last Working Day of the period, inclusive, and (iii) the periods expressed in months will be counted from the day of the beginning of the calculation, inclusive, until the same day of the last month of the period, unless that in the last month of the period should such a date not exist in which case the period will end on the last calendar day of that month.

Unless the contrary is expressly established in this agreement, if in accordance with the principles established in the previous paragraph, the last day of the period should not be a Working Day, the period that is referred to will automatically be extended until the first following Working Day unless the latter corresponds to the following month. Unless the latter should correspond to the following month, in which case the period will be shortened to the prior Working Day; this rule will likewise be applicable on the assumptions in which without fixing a period, they should be established in this agreement to dates that are determined or sure for the fulfillment of the specific obligations of the parties and said date is not a Working Day.

1.2.6	Computing of Times. The time references in the present agreement are understood to be the official time of the City of Madrid.

SECTION TWO – TRANCHE A

2.	GENERAL TERMS

2.1	Amount

The Lending Organizations grant the Borrower a commercial loan for total maximum amount of ONE BILLION FOUR HUNDRED TWENTY-NINE MILLION SIX HUNDRED SIXTEEN THOUSAND NINE HUNDRED FIFTY-FIVE EUROS, AND FORTY CENTS (€ 1,429,616,955.40).

2.2	Acceptance

The Borrower accepts the line of credit that is the subject of Tranche A and agrees to make use of the same in the terms and conditions established in the present agreement and to return the principal withdrawn and to pay its interest. Likewise it is obligated to pay the commissions, costs, taxes and expenses with charge at or derived from it and to meet its remaining obligations, in accordance with the provisions of this Financing Agreement.

2.3	Assignment

	2.3.1	Drawdown. The Borrower will assign all of the sole Drawdown of Tranche A to:

the granting of the Subordinated Loan to SPV for an amount of ONE BILLION FOUR HUNDRED NINETEEN MILLION FIVE HUNDRED
SIXTY-FIVE THOUSAND THREE HUNDRED SEVENTY-EIGHT EUROS AND FORTY CENTS (€ 1,419,565,378.40).

payment of commissions and expenses earned by way of the granting of this agreement.

	2.3.2	Control. No Lending Organization assumes the obligation of controlling the fulfillment by the Borrower of the obligations assumed by virtue of this section.
However, the Agent may request of the Borrower the information that he reasonably considers appropriate for these purposes.

2.4	Distribution

The maximum amount of Tranche A is distributed between the Lending Organizations in accordance with the following participations:

Lending Organization	Maximum Amount of	Percentage
	Tranche A (euros)

SAN	714,036,679.11	49.950%
CALYON	69,812,709.88	4.880%
BBVA	174,531,774.71	12.210%
RBS	104,719,064.82	7.325%
BNP	104,719,064.82	7.325%
NATEXIS	87,265,887.35	6.100%
IMI	174,531,774.71	12.210%
TOTAL	1,429,616,955.40	100.00%

As a consequence of any transfer made by virtue of that which is established in Stipulation 26.2 any new or existing Lending Organization which acquires a participation in Tranche A or increases its participation in the same, will accept and assume the amount of the participation in Tranche A as acquired and the amounts and percentages detailed above will be understood to be modified consequently.

2.5	Acceptance by the Lending Organizations of their participations

The Lending Organizations accept and assume the amount of each one of their respective participations in Tranche A in the conditions established in this Financing Agreement.

3.	DRAWDOWN OF THE FUNDS

3.1	Drawdown of the funds

The Borrower may draw down the funds of Tranche A in one Drawdown within the period of availability of Tranche A although within the limits that are established below.

3.2	Drawdown

	3.2.1	Request for Drawdown. By virtue of the signature of the present Agreement, the Borrower makes a request for a Drawdown for the day of December 29, 2006 for the amount corresponding to the maximum amount of Tranche A.

	3.2.2	Irrevocability. The request for the Drawdown will be irrevocable, the Borrower being obliged to draw down the quantity requested on the day and in the indicated amounts.

3.3	Delivery of the funds

	3.3.1	Delivery of the funds. The Lending Organizations on the date specified in section 3.2.2 must deposit the quantity corresponding to the amount of said Drawdown in the proportion corresponding to its participation in Tranche A by means of a WIRE TRANSFER or TARGET transfer in favor of the Agent in account 049 corresponding to the one in the Bank of Spain (or, alternatively, any other account that the Agent may agree to) before 1:00 p.m.

3.3.2	Delivery of the Drawdown. In relation to the Drawdown requested with charge to Tranche A, the Agent will deliver on December 29, 2006 to the Borrower the quantities corresponding to the Drawdown requested received by the Lending Organizations directly in the Credit Account in the Checking Account.

The Agent is irrevocably authorized by the Borrower to carry out the transfer described in this section in accordance with its terms and conditions.

It is clarified that the Agent will have no obligation to increase the amount paid on the assumption that some or various Lending Organizations do not totally pay or partially pay the payment of the amount corresponding to its participation in Tranche A in the period established in the previous paragraph.

The payment in the Credit Account in the Checking Account will entail the most efficient letter of payment and the recognition of the delivery of the funds with charge to the Drawdown by the Borrower.

3.4	Conditions precedent of the Drawdowns of Tranche A

The Lending Organizations are not obliged to pay the amount corresponding to the Drawdown of Tranche A nor does the Borrower have the right to request it, as long as the Agent has not observed the fulfillment of the conditions precedent established in the present Stipulation, which must be met previously or simultaneously with the carrying out of the Drawdown:

(i) It will have credited the ownership of the ENDESA shares in favor of SPV by means of a certificate of legitimation sent by Banco Santander Central Hispano, S.A. as a member depository organization of said securities.

(ii) They have signed all of their remaining Financing Documents.

(iii) The advisor of the Lending Organizations has issued his legal opinion in the satisfactory form for the Lending Organizations.

(iv) On the dates specified for the delivery of funds they will not have produced nor will it be foreseeable that any adverse material change has occurred in ACCIONA and they will follow in full the declarations and guarantees established in Stipulation 23.

(v)	The Borrower has not failed to meet any of its obligations derived from the present Agreement, nor will be found nor will it be foreseeable that an assumption of Early Payment will occur, nor the delivery of the Drawdown will make an Assumption of Early Payment occur.

(vi)	The Subordinated Loan Agreement must be subscribed and paid in full.

(vii)	The Borrower will have completely paid off the Bridge Loan.

(viii)	The Borrower will have obtained the Number of Financial Operations by its fulfillment and presentation in the corresponding register of form PE-1.

3.5	Documentation of the Drawdown of Tranche A

The Agent may require at any time of the Borrower that there be reflected in the public document the delivery of the funds corresponding to the Drawdown of Tranche A and the receipt of the same by the Borrower, as well as the balance drawn down at anytime from Tranche A. The Borrower must provide this public document within seven (7) calendar days from this requirement and likewise within said period, provide an authorized copy of the corresponding public document to the Agent, all of these costs being those that originate for the Borrower’s account.

4.	INTEREST

4.1	Accrual

The principal of Tranche A drawn down and not paid back will earn interest in favor of the Lending Organizations at a variable rate of interest calculated in accordance with Stipulation 15.

4.2	Daily Accrual, annualized, during each Interest Period

The interest will be accrued daily, on the basis of a year or three hundred and sixty days (360) and will be calculated for calendar days occurring in each Interest Period, including the first day and excluding the last one.

5.	RATE OF INTEREST

5.1	Division into Interest Periods

For the purposes for calculating the interest, the time included between the date of the Drawdown of Tranche A and the Date of Final Payment will be considered to be divided into successive Interest Periods, the first day of each Interest Period coinciding with the last day of the Interest Period immediately before.

	5.1.1	Duration of the Interest Periods and limitations. The Interest Periods will be from three (3) or six (6) months, at the Borrower’s choice, except in what refers to: (i) first Interest Period, whose duration will be from the date of the first Drawdown until January 30, 2007 (inclusive) and , (ii) last Interest Period whose finalized dates must necessarily coincide with the Final Payment Date.

	5.1.2	Termination of an Interest Period on a non-Working Day. For the calculation of the Interest Period if the last day of the same is not a Working Day, the payment will take place on the first Working Day immediately following, unless this may correspond to the following calendar month in which case, the Period of Interest on the immediately prior Working Day will be considered paid. The liquidation of the Interest of said Interest Period and of the following one will take into account the possible resulting adjustment taking into account that the following Interest Period will end on the same date which would correspond to not having produced the indicated circumstances.

5.2	Interest Rate

The nominal annual interest rate applicable to each Interest Period will be the one determined in accordance with that which is established in Stipulation 15.

5.3	Payment of Interest

On the day of finalization of each Interest Period the interest will be subject of liquidation of the interest earned during said period which will be paid by the Borrower to the Agent on the same date.

6.	PAYMENT AND AMORTIZATION

6.1	Ordinary Amortization

The Borrower must amortize all of the principal drawn down with charge to Tranche A in a single payment payable on the Date of Final Maturity.

6.2	Voluntary early amortization

Notwithstanding that which is provided for in Stipulation 6.1, the early voluntary amortization of Tranche A will be governed by the following:

	6.2.1	Minimum amount and multiples of the early amortizations. Unless in the case of amortization of all of Tranche A, the early voluntary amortization may only take place in a minimum amount of TWENTY-FIVE MILLION EUROS (€ 25,000,000) or, if it is greater, in complete multiples of FIVE MILLION EUROS (€ 5,000,000).

	6.2.2	Prior notice of early payment. The Borrower must have notified its intention to the Agent in writing at least fifteen (15) Working Days in advance of the date on which the early amortization will take place, stating the amount and the date of the early amortization which must coincide with the date of finalization of an Interest Period or if this is not the case it will be subject to the obligation of compensation in accordance with the provisions of Stipulation 21.6.

	6.2.3	Irrevocability of the notice of early amortization. Once the notification of early amortization is received by the Agent, the decision of the Borrower will be considered irrevocable and failing to meet both the date and the amount will be considered as non-fulfillment of this agreement.

	6.2.4	Communication of the notice by the Agent to the Lending Organizations. The Agent will inform the Lending Organizations of the notice of early amortization no later than the second Working Day following its receipt.

	6.2.5	Absence of commissions for early voluntary amortization. The early voluntary amortization will not earn commissions in favor of the Lending Organizations.

	6.2.6	Amortization on a non-Working Day. In case any of the dates of amortization for any reason should not be on a Working Day, it is agreed that the amortization must take place on the immediately following Working Day, unless this corresponds to the following calendar month, in which case the payment must be made on the immediately prior Working Day.

6.3	Obligatory early amortization

	6.3.1	Application of the remainder of the sale of the ENDESA shares. In case the SPV should have sold ENDESA shares and have fully amortized the obligation derived from the SPV Guarantee Agreement, the Borrower is obligated to (i) provide the documents and adopt the necessary social agreements so that the remainder after taxes will be transferred to the bank account of ACCIONA for any legal title, and (ii) apply this remainder to the early amortization of Tranche A and Tranche B of this Agreement.

	6.3.2	Date of amortization. The Borrower will carryout the early amortization specified in the present Stipulation on the first date of finalization of the Interest Period.

7.	JOINT NATURE

7.1	Joint nature

The Agreement position of each one of the Lending Organizations in Tranche A will have a joint nature, therefore its rights and obligations being entirely independent unless something else is expressly stated in the present Financing Agreement.

7.2	Effects of non-fulfillment by any Lending Organization

No Lending Organization will be responsible for the non-fulfillment by another Lending Organization of the obligations specified in this Financing Agreement. In any case it is clear that in case of non-fulfillment of its obligations by a Lending Organization, this will not exonerate the Borrower from the fulfillment of its obligations toward the remaining Lending Organizations.

7.3	Extra-judicial and judicial actions of the Lending Organizations

The Lending Organizations individually solely may carry out actions of an extra-judicial nature for the conservation and defense of its rights and its own interests and those of the other Lending Organizations subject to what is established in the second paragraph of Stipulation 27.2. A Lending Organization may only exercise the judicial approach for its own rights.

7.4	Majority Agreements of the Lending Organizations

	7.4.1	Majority Agreements of the Lending Organizations. Unless something else is specified, the decisions of the Lending Organizations relative to the present Agreement must be taken by majority agreement of the Lending Organizations and by this means be binding to the minority.

In particular and notwithstanding that which is stated in Stipulations 7.3 and 27.2, the majority of the Lending Organizations may agree, in a binding manner to the renunciation of the exercise of recognized rights in this Agreement in favor of the Lending Organizations (waivers), provided that it has to do with a renunciation or authorization to the specific non-fulfillment of a duty, limitation or obligation at the Borrower’s cost, and is limited to the concrete assumption requested by the Borrower.

Any renunciation of rights or authorities, or authorization of a non-fulfillment by the Borrower or of long-term obligation and which claim to be effective in the following from the date of its acceptance, must be considered as a modifying novation of this Agreement and therefore will require the consent of all of the Lending Organizations.

	7.4.2	Prohibition of agreements of renunciation of rights (waivers). The Majority of the Lending Organizations may not grant waivers recognized in favor of the Lending Organizations on the following subjects;

(i) Any change in the proportionality among the Lending Organizations, even if this change is specific or limited to a concrete case;

(ii) Any change of the amortization calendar, Drawdown periods, due or payment dates, and/or to the amount of the Financing;

(iii)	Any change in the interest rates (ordinary or indemnities) or the applicable margin and the system for its calculation and/or liquidation, as well as any other change in the procedure of calculation and payment of commissions;

(iv)	Any modification of Guarantees, exoneration of its constitution or increasing of any of the same;

(v)	Any modification in that which is provided for in this Stipulation.

(vi)	Any modification that implies new or additional obligations to any Lending Organization, except if based on the consent of the affected party.

(vii)	Any change in the regime of transfer of the Agreement position of the Borrower.

Any agreement on the subjects described, independently of its content, will have the consideration of novation of the present agreement, and will require the consent of all the Lending Organizations.

SECTION THREE – TRANCHE B (LINE OF CREDIT IN THE CHECKING ACCOUNT)

8.	GENERAL TERMS

8.1	Amount

The Agent grants the Borrower a commercial credit in the checking account for a maximum and total amount of ONE BILLION EIGHTY THREE MILLION TWO HUNDRED SEVENTY-SEVEN THOUSAND THREE HUNDRED TWELVE EUROS, AND FIFTY-TWO CENTS (€ 1,083,277,312.52).

8.2	Acceptance

The Borrower accepts the line of credit the subject of Tranche B and promises to carryout the corresponding Drawdowns in the terms and conditions established in the present agreement, returning the principal drawn down, paying its interest, meeting and paying the commissions, the costs, the taxes, and the expenses with charges or derived from the same and meeting its remaining obligations in accordance with that which is established in the present Financing Agreement.

8.3	Assignment

The Borrower will assign all of the maximum amount of Tranche B in one or more Drawdowns, solely to carry out contributions of subordinated debt to SPV in the amounts which will be necessary to re-establish the RCDS to a percentage equal to or greater than 115% in the terms specified in this Agreement.

9.	DRAWDOWN OF THE FUNDS

9.1	Drawdown

The Borrower may use the funds which are charged to Tranche B without a special request and up to the limit of the maximum amount of Tranche B, by means of checks, transfers, indebtedness in current account and by any other procedure that is accepted in banks, in any case, in accordance with the requirements established in the present Stipulation 9.

The procedure of Drawdowns and income will take the form of a checking account of open credit by the Agent in the name of the Borrower in accordance with that which is provided for below. The balance of the account referred to will be the difference between the debit and the credit in accordance with that which is defined below.

	a)	There will be noted in the debit of the account all of the amounts that are in favor of the Agent, through what is established in the present Agreement.

	b)	There will be noted in the credit of the account all of the payments and earnings that are produced.

For the previous purposes, the Borrower maintain open in its name for the entire life of the financing the Credit Account in the Checking Account.

The Borrower will grant an irrevocable mandate in favor of the Agent so that he may carry out the Drawdowns with charge to Tranche B and pay into the Credit Account in the Checking Account, (as this is defined in the SPV Guarantee Agreement), on the date that is identical to the Agent’s communication of the SPV Finance Agreement and stated in Stipulation 24.5.12 of this agreement and in the terms and conditions of the ACCIONA Support Agreement.

9.2	Conditions precedent for the provisions of Tranche B

The Drawdowns of funds charged to Tranche B will be subject solely to the following present conditions precedent:

	a)	That Tranche A of this loan has been completely drawn down.

	b)	That on any days of measurement the ratio of covertures of the senior debt under the present Agreement of SPV financing should be less than 115%.

	c)	That the Drawdown of Tranche B has the purpose of amortizing, totally or partially, Tranche B of the SPV Guarantee Agreement so that the sum of the active balances of Tranche B of the present Agreement and of Tranche B of the SPV Guarantee Agreement never exceed the maximum amount of Tranche B.

9.3	Subordinated debt

The contributions of the amounts drawn down to SPV will be made in the form of subordinated debt, subject to the terms and conditions established in the ACCIONA Support Agreement.

10.	LOAN INTEREST ON THE CHECKING ACCOUNT

10.1	Accrual

The debt balance of the Credit Account in the Checking Account will earn interest for the Agent because of variable interest rate calculated in accordance with Stipulation 11.1.

The credit balance of the Credit Account in the Checking Account will earn interest in favor of the Borrower because of a variable interest rate calculated in accordance with that which is specified in a separate letter, copy of which is delivered by the Agent to the rest of the Lending Organizations today. The terms and conditions of that letter are not binding on the rest of the lenders in case of substitution of the Agent. This notwithstanding the assumption that the new Agent will voluntarily wish to pay the Borrower under these terms, the Borrower may not refuse it.

10.2	Daily Accrual, annualized period during each Interest Period

The interest payable by the Borrower will be accrued daily, on the daily debtor balances that reflect every day the Credit Account in the Checking Account, on the basis of one year or three hundred and sixty (360) days, and will be calculated by the working days occurring during each Interest Period, including the first day and excluding the last day.

10.3	Interest Periods

For purposes of calculating the interest, the time included between the date of the first Drawdown charged to Tranche B and the Final Due Date will be considered divided into successive Interest Periods, with the first day of each Interest Period and the last day of the immediately prior Interest Period coinciding.

The Interest Periods will in any case have a duration of three (3) or six (6) months, at the Borrower’s choice. Notwithstanding the foregoing, the first Interest Period will run from the date of the first Drawdown charged to Tranche B until January 30, 2007 (inclusive) and the last Interest Period must necessarily end on the Final Due Date (inclusive).

For the calculation of the Interest Period its last day should not be a Working Day, the payment will take place the first Working Day immediately thereafter, unless this corresponds to the following calendar month in which case the period of interest and the Working Day immediately afterwards will be considered payable. The liquidation of said Interest Period and of the following one will take into account the possible adjustment produced, taking into account that the following Interest Period will end on the same days that it corresponded to for not having produced the indicated circumstances.

11.	RATE OF INTEREST OF TRANCHE B AND PAYMENT OF INTEREST

11.1	Rate of Interest

The nominal annual rate of interest applicable to each Interest Period of Tranche B will be determined in accordance with the provisions of Stipulation 15.

Notwithstanding the foregoing in the last paragraph, the Margin will only be applicable on the principal of Tranche B, not guaranteed at any time.

11.2	Payment of Interest

On the date in which each one of the successive Interest Periods ends they will be the subject of liquidation of the interest earned during those periods, by means of the application of the determined rate of interest in accordance with the provisions of Stipulation 15 on the daily debt balance of the Credit Account in the Checking Account during the corresponding Interest Period.

The interest so paid will be charged in the Credit Account in the Checking Account of the Borrower whenever the debt or balance of that account does not exceed the maximum account of Tranche B. In the contrary case, the Borrower must pay the interest, by income in the account opened in the Bank of Spain in the name of the Agent with number 0049 or at any other time as stated by the Agent.

12.	EXCESS AMOUNTS

The Agent may not accept drawdowns or indebtedness that exceed the maximum amount of Tranche B.

13.	REIMBURSEMENT AND REDEMPTION DATE

13.1	Redemption Date

The principal Drawdown of the Maximum Amount of Tranche B must have been fully reimbursed by the Borrower on the Date of Final Maturity together with the interest, commissions, expenses, and any other amount due for whatever reason by virtue of the present agreement.

13.2	Voluntary advance reimbursement

The Borrower may reimburse the balances withdrawn with charge to Tranche B at any time. The quantity so reimbursed may be withdrawn again by the Borrower in accordance with the provision in Stipulation 9.

14.	GUARANTEE

14.1	Guaranteed Obligations

Subject to the terms and conditions of the present Stipulation 14, by virtue of the present guarantee. The Guarantors guarantee the Agent the fulfillment of the Guaranteed Obligations.

14.2	Guarantee at first request

The Borrower having caused a non-fulfillment under the Guaranteed Obligations the Guarantors are obligated to meet the obligations described in Section 14.3 below, at the first request of the Agent, and expressly renouncing the ability to oppose any exceptions to it that may derive from the relationships that the Guarantors may maintain with the Agent or with the Borrower.

For all purposes this guarantee will have a commercial nature and will be configured as at first request so that it will not be seen in any way affected by the circumstances of which the Guaranteed Obligations should be the subject:

	(i)	Modification, novation, transaction, commitment, transfer or in general any renegotiations or time extensions which were not a product of the prior agreement of the Lending Organizations with the Borrower subject to the rules of majority or unanimity according to the case, specified in the present agreement.

	(ii)	Controversy or dispute whether arbitrational or judicial.

Likewise, the present guarantee will remain in effect in the case that any of the following assumptions should take place:

	i)	The declaration of bankruptcy by the Borrower; or the approval of agreements of release and/or waiting (whether of judicial or extra-judicial nature).

	ii)	The merger, breakup or transformation of the Borrower, or the approval of any statutory change of the Borrower, or the change of the corporate type of the Borrower.

	iii)	Any change in the shareholding composition of the Borrower.

14.3	Obligations of the Guarantors

The Agent may require the fulfillment of the present guarantee at first request at any time. For that, it will suffice that, some non-fulfillment of the Guaranteed Obligations having taken place the Agent requires payment from the Guarantors by any reliable method, and they will not be able to require the Agent that for a determined form or with any formalities.

This requirement will record (i) the amount due, liquid and payable whose payment is required of the Guarantors by the Agent and (ii) a breakdown of the amounts due, liquid and payable owed by the Borrower under the Guaranteed Obligations.

The implementation of this guarantee by means of the requirement of payment by the Guarantors, on one or more occasions, may not exceed the individual amount established in Section 14.4 below.

Having received the requirement the Guarantors will pay the Agent the amount requested by the Agent, in the checking account which he specifies on the same days the amount of the requirement.

14.4 Maximum amount of the guarantee

The Guarantors will respond under the guarantee granted with settlement to the following participants:

Guarantor	Maximum Amount of	Percentage
	Guarantee	in Respect to
	(for principal) (Euros)	Tranche B

CALYON	52,899,851.57	4.880%
BBVA	132,249,628.92	12.210%
RBS	79,349,777.35	1.325%
BNP	79,349,777.35	7.325%
NATEXIS	66,124,814.46	6.100%
IMI	132, 249,628.92	12.210%
TOTAL	542,223,478.57	50.05%

In addition to the maximum responsibility for principal stated in the above table the Guarantors will respond before the Agent in respect to ordinary interest and default interest, up to a quantity equivalent, each of them, to the amount resulting from applying to the maximum quantity that corresponds for principal to a percentage of 7%, calculated on an annual basis, during a period of six (6) months.

As a consequence of any transfer made by virtue of that which is specified in Stipulation 26.2, any new or existing Guarantor who may acquire a participation in the guarantee or increases its participation in the same, will accept and assume the amount of participation in the guarantee in the amounts and percentages detailed above will be modified in consequence.

14.5	Joint Nature

The Agreement position of each of the Guarantors in the guarantee will have a joint nature, therefore their rights and obligations under the same are entirely independent.

Existing amounts under the Guaranteed Obligations should exist; the Agent must require of each one of the Guarantors the amount corresponding with settlement as participation in the guarantee.

14.6	Effects of non-fulfillment by any Guarantor

No Guarantor will be responsible for non-fulfillment by another Guarantor of the obligation specified by virtue of the present Guarantee. In any case it is clear that in the case of non-fulfillment by a Guarantor of its obligations, that will not exempt the Agent from fulfillment of its obligations to the Borrower or the other Lending Organizations.

14.7	Reimbursement

The Borrower irrevocably commits itself to reimburse the Guarantors of the amounts delivered by them to the Agent and the default interest regulated in Stipulation 16, earnings on this amount from the date of payment by the Guarantors to the Agent up to the date in which the reimbursement referred to becomes effective. This obligation for reimbursement must be paid by the Borrower immediately.

14.8	Subrogation

Because of the payments made to the Agent under the Guarantee, the Guarantors are subrogated in the Agreement position of the Agent in his position as lender of Tranche B to the Borrower, in the framework of the present Agreement.

14.9	Risk Commission

The Borrower will pay the Guarantors a risk commission for an amount equivalent to the result of applying the margin to the daily debt or balances of Tranche B guaranteed under the guarantee in the corresponding payment period which will correspond with the Interest Periods of Tranche B.

This commission will liquidate and will pay the Agent for its distribution among the Guarantors according to their participation in the Guarantee, on each date of the payment of interest of Tranche B.

14.10	Drawdown Commission

The Borrower will pay the Agent for its distribution among the Guarantors according to its participation in the Guarantee, a Drawdown commission equivalent to THIRTY PERCENT (30%) of the applicable Margin, earned on the amount resulting from applying on the average balance of the non-drawn-down amount of Tranche B during the corresponding period of payment of a percentage equivalent to the different between (i) 100 percent and (ii) the percentage corresponding to the participation of the Agent not guaranteed in Tranche B provided that the amount of the active balances of Tranche B and of Tranche B of the Financing Agreement is less than the maximum amount of Tranche B. Said commission will be accrued daily from the date (inclusive) of the signature of this agreement and will be paid by six month payable amounts, coinciding with the date of payment of interest, being payable by the Borrower on the first Working Day of the six month period immediately following.

The calculation of the cited drawdown commission will be made according to the number of calendar days that actually take place in each six month period on the basis of one year of 360 days.

14.11	Registration of the guarantee in the registry books

The present guarantee at first request is registered in the Special Registry of Guarantors, with this same date.

                  The Guarantors that are not Spanish financial organizations will in any case comply with the legislation in relationship to the guarantees established in their Country of origin.

Notwithstanding the foregoing of the present section, the amounts guaranteed at any time will correspond to the amounts communicated by the Agent to the Guarantors under the provisions of Section 25.2.5 of the present Agreement.

14.12		Period of validity for the guarantee

The Guarantee will be in effect until the complete cancellation of the Guaranteed
Obligations. This notwithstanding, its term will not extend beyond December 31, 2012.

SECTION FOUR – TERMS AND CONDITIONS COMMON TO BOTH TRANCHES

15.		RATE OF INTEREST

15.1		Calculation

The nominal annual rate of interest applicable to the Interest Periods in which are divided the Drawdown of Tranche A and the active balance of Tranche B will be determined by the Agent by means of the addition to the reference rate of interest (or, according to the case to the substitute rate) applicable in accordance with Stipulation 15.2 of the margin established in Stipulation 15.3. In any case it will be taken into account, in order to calculate the nominal annual rate of interest applicable to the Interest Periods in which the active balance of Tranche B, that established in Section 11.1 above in relation to the
Margin.

15.2		Reference rate of interest and substitute rate

	15.2.1	Reference Rate of Interest: EURIBOR. The reference rate of interest will be
EURIBOR. By EURIBOR is meant the reference rate of the monetary market of the Euro area which, in accordance with the standards established for this purpose by the European Banking Federation, appears published in the
EURIBOR01 screen of REUTERS, or the one that at some time may substitute for it, approximately at 11:00 a.m. of the second Working Day immediately before the beginning of the concrete Interest Period for deposits in Euros for a period of time equal to that Interest Period. If on that screen that rate does not appear for the period of time stated, the reference rate of interest will be calculated by means of the linear interpolation of the two closest over and under periods (or in their absence, by means of the application of the corresponding rate to the closest period). To this reference rate of interest there will be added the brokerage fees, surcharges and normally applicable costs of the time of its determination in the inter-bank market, as well as the corresponding taxes.

	15.2.2	Substitute Rate. On the assumption that it is impossible to determine the reference rate of interest in accordance with Section 15.2.1 there will be applied in this period a substitute rate of interest determined as follows:

		(i)	Amount of Substitute Rate: The substitute rate will result from the arithmetic mean of the inter-bank rates of interest offered by the reference organizations in the inter-bank market of the Euro area, approximately at 11:00 in the morning of the second Working Day before the beginning of the Interest Period, for deposits in Euros of a period of time equal to the Interest Period that it relates to (or in its absence, by the nearest period, applying the level rate in case of equality of temporal distances of the periods). For this type of reference interest there will be added the brokerage, surcharges and costs of normal application at the time of its determination in inter-bank market as well as the corresponding taxes.

		(ii)	Reference organizations: Initially will be:

- DEUTSCHE BANK, Branch located in Spain.

- BARCLAY’S BANK, Branch located in Spain.

- ING, Branch located in Spain.

Nevertheless it is clear that the Lending Organizations may not in any case have the consideration of Reference Organizations.

		(iii)	Procedure for establishing the substitute rate: The Agent will request the Reference Organizations to provide, during the morning of the second Working Day before the date of the beginning of the corresponding Interest Period, inter-bank interest rates applicable with which the Agent must calculate, on the same day, the arithmetic mean stated in Section (i) above. On the assumption that any Reference Organization do not state or could not state that rate of interest, the arithmetic mean will be obtained for the Reference Organizations that are quoted, provided that there are at least two of them.

		(iv)	Substitution of the reference organizations: Any of the Reference Organizations will cease to be so when they stop carrying out the required communications in relation to one or more periods of interest or mergers with or is acquired by one of the Lending Organizations or if it becomes a Lending Organization by means of the acquisition of a participation in the financing that is the purpose of this Agreement. The substitution of such Reference Organizations will be provided by means of a new designation made by the Agent.

	15.2.3	Reversal to the Ordinary Interest Rate. The application of the substitute rate will cease when the circumstances that have given rise to its application disappear, resuming, beginning with the next Interest Period to the date of reestablishment of normal circumstances, the procedure for the determination of the interest rate in reference.

15.3	Margin

The initial Margin applicable for Tranche A and for Tranche B applicable will be FIFTY

BASIS POINTS ANNUALLY, equivalent to 0.50% on an annual basis. The applicable Margin for Tranche A and for Tranche B will develop in accordance with the following table.

Ratio of Net Financial Debt / EBITDA	Applicable Margin

X > 5.5	0.60%
5.5 > X > 5	0.55%
5 > X > 4.5	0.50%
4.5 > X > 4	0.45%
4 > X > 3.5	0.40%
3.5 > X > 3	0.35%
3 > X	0.30%

The Ratio Net Financial Debt / EBITDA will be calculated according to what is provided in Stipulation 24.6 of the present Agreement.

The first revision will be made with reference to the Ratio Net Financial Debt / EBITDA calculated in relation to the audited financial statements closing in December 2007.

The new margin will be applicable in the first Interest Period which follows the receipt by the Agent of the Ratio Net Financial Debt / EBITDA.

15.4	Procedure for Establishing the Rate of Interest

	15.4.1	Determination by the Agent and communication. The Agent will calculate the rate of interest for each Interest Period and will communicate it by writing to the Borrower and the Lender Organizations within the second Working Day before the one in which the Interest Period concerned begins.

	15.4.2	Binding nature of the determination except for evident error. The rate of interest determined by the Agent will be of a binding nature for the Borrower unless by evident error, in which case the appropriate rectification will be made.

	15.4.3	Tacit acceptance by the Borrower. The rate of interest determined by the Agent will be accepted by the Borrower unless, before the passing of the period of three (3) months from its communication by the Agent, the Borrower states in writing to the Agent the manifest errors contained in the initial determination.

15.5	Breakdown of the Market

	15.5.1	Interbank financing. The Borrower acknowledges and accepts that the Lending Organizations normally finance the borrowed funds in the interbank monetary market with timely deposits in the interbank monetary market or other debt operations for the corresponding Interest Periods and for the amount corresponding to its participation in the financing that is the purpose of this Agreement. In this sense, and subject to that which is established in the subsequent sections of this Stipulation 15.5, the Lending Organizations will not be subject to any liability, particularly relating to the fulfillment of its obligations for delivery of funds derived from the present Agreement, in the case that exceptional events or circumstances occur outside of its wishes, including even those foreseen, that were inevitable and that make impossible or difficult beyond reasonable commercial terms the obtaining of interbank financing needed for the fulfillment of said obligations.

	15.5.2	Breakdown of the market: communication. If because of exceptional circumstances any Lending Organization may not contract the necessary debt operations to finance the funds loaned in the proper conditions of time period and amount, it will immediately inform the Agent. This will determine at this time if the situation created will affect the majority of the Lending Organizations, and this were the case, it will immediately communicate it to the Borrower.

	15.5.3	Adaptation of the Interest Periods and the Rate of Interest. The applicable Interest Period will be the one in effect on the date in which the market breakdown took place.

	15.5.4	Renegotiations of the Financing Period. If prevalent circumstances were such that it was commercially impossible, by virtue of the exceptional circumstances specified in Section 15.5.2 above, to contract the debt operations described, the Borrower and the Lending Organizations will negotiate in good faith measures to take to adapt the financing that is the subject of this Agreement to the new circumstances. On the assumption that the parties do not reach an agreement in a period of thirty (30) calendar days from the determination of the Agent and notwithstanding that this time period will not suspend any of the obligations of the Borrower by virtue of this Agreement, this Agreement will be, at the finalizing of the time period stated, terminated on an early basis.

16.	DELINQUENCY/DEFAULT INTEREST

The non payment of the amounts due under Tranche A and/or Tranche B will accrue default interest without necessity for a requirement or appeal, and in the terms of the present Stipulation. This is notwithstanding of the ability of the Lending Organizations to declare the early payment of the present Agreement, in accordance with Stipulation 27.1.1.

16.1	Accrual of default interest on the unpaid principal.

	16.1.1	Daily accrual of interest. The principal of Tranche A and/or Tranche B due and not paid will accrue default interest every day, from the day following its due date inclusive and on the basis of one (1) year of three-hundred-sixty (360) days.

	16.1.2	Delayed rate of interest. The delayed rate of interest will be determined by the Agent, who will use as a reference rate the EONIA, to which it will add the appropriate Margin according to Stipulation 15.3. The resulting amount will be increased by ONE HUNDRED FIFTY basis points (1.5%).

16.2	Capitalization of Ordinary Interest

In accordance with Article 317 of the commercial code the interest paid as well as any other amounts (such as commissions or taxes or secondary costs) unpaid by the Borrower will be capitalized the day following its due date, and as an increase in the principal of the corresponding Tranche of the case involved, will accrue default interest established in Stipulation 16.1.

16.3	Liquidation and Payment or Capitalization of Default interest

The default interest stated in Stipulation 16.1 and 16.2 will be settled and paid off by the Borrower monthly from the initial date of the delay, except if the non-fulfillment has been remedied before the finalization of the monthly period, in which case the final liquidation will be for the calendar days that have occurred. The liquid default interest not paid will be the subject of capitalization as an increase in the principal and will accrue, again, the same default interest payment.

16.4	Default interest according to Civil Procedure

The default interest stated in Stipulations 16.1 to 16.3 will also be the procedural default interest for the purposes as stated in Article 576.1 of the Spanish Law of Civil Procedure (or in any other analogous legal provision that may substitute for it in the future).

17.	CHANGE OF CIRCUMSTANCES

17.1	General Declaration

The Borrower acknowledges and accepts that the rate of interest of the financing operation which is the purpose of this Agreement has been agreed to on the basis of the non-assumption by the Lending Organizations of certain risks of changes of circumstances and that, if such changes of circumstances should occur and were capable of reducing the profitability of the present operation for the Lending Organizations, the Borrower must assume its impact.

17.2	Increase in Cost of Reduction of Earnings

	17.2.1	Repercussion. In case that by legal or regulatory provisions, of government or non-governmental origin, or by the application of the same by competent authorities, were imposed on the Lending Organizations obligations or restrictions of any kind that, because of its participation in the present operation, caused a decrease in earnings derived from the operation for the lending agencies or from its expected profitability, or that they imply an increase in the cost of the funds purchased in the interbank monetary market to which the Lending Organizations have recourse for the financing of the present Agreement or an increase in consumption of their own resources or other measures, or limitations are imposed either in the interest rate or in the commissions of another kind, which imply a decrease in the earnings to which the Lending Organizations had a right by virtue of this Agreement, the Borrower will be required to compensate the Lending Organizations that are affected.

	17.2.2	Examples of increase in costs of reduction in earnings. Without a limitative nature, the provisions of Section 17.2.1 above are applicable in any case to:

(i) Ratios or prudential measures. The creation of coefficients, deposits, provisions, reserves, or any other prudential means.

(ii) Limitations on interests or commissions. Any limitation or reduction of the amount of interest of commissions.

(iii) Taxes. Any tax (except, notwithstanding what is established in Stipulation 20.1 those taxes that are deems as direct taxation) or control measures of foreign exchange or a similar measure that burdens or increases the cost of any of the capital elements, flows or transactions related to the financing that is the subject of this Agreement.

	17.2.3	Calculation of the repercussion. The compensation at the Borrower’s cost in agreement with the previous sections will be established in the amount that the Agent expresses on the basis of reason justification contributed by the Lending Organization or organizations that are affected.

17.3	Unforeseen legal breach

	17.3.1	General Declaration. On the assumption that any change or innovation of the judicial structure makes illegal any or all of the obligations of any of the Lending Organizations connected with the present Agreement, the Lending Organization in question will communicate this circumstance to the Agent, who will communicate it in turn to the Borrower and that Lending Organization will automatically be freed from them without incurring responsibility to the Borrower.

	17.3.2	Adaptation of the financing in case of an unforeseen legal breach occurring. If that change or innovation of the juridical structure should not affect any essential element of the Financing Agreement, the Borrower and the Lending Organization affected will negotiate in good faith with the intention of mitigating the consequences of the unforeseen legal breach that occurs.

	17.3.3	Early amortization because of a legal breach occurring. If the change or innovation of the juridical structure should affect any essential element of the Financing Agreement or if the Borrower and the Lending Organization affected do not arrive at an agreement of its adaptation in accordance with the previous section in the period of fifteen (15) days from the communication of the circumstance that occurred, the Lending Organization affected may terminate the present Agreement to which it refers. The Borrower will then be obligated to return to the Lender Organization in question within 15 days following the receipt of the communication of its early payment (or in a shorter time which will be required for the change or innovation in question) the pending principal with the interest earned up to the date of payment and any other item of its expense by virtue of this Agreement. It is clear that the amounts amortized with settlement to that which is established in this section may not be drawn down by the Borrower.

17.4	Mitigation of the Consequences of the Change of Circumstances

The Lending Organization that is affected by any of the circumstances stated in Stipulation 17.2 and 17.3 will make its best efforts that are commercially reasonable to mitigate their consequences.

17.5	Foreseeable Changes of Circumstances

That which is provided by Stipulations 17.1 to 17.4 will not be applicable under the pretext of the foreseeable nature of the occurrence of the circumstance in question.

17.6	Favorable Change of Circumstances

On the assumption that the circumstances described in Stipulation 17.2 should produce an inverse and direct net effect of increase of profitability for the Lending Organizations, it will return back to the Borrower the real advantage confirmed and experienced by each Lending Organization.

18.	CANCELLATION OF THE AGREEMENT

The cancellation or extinction of Tranche B of the present Agreement by means of amortization of all of the pending amounts of payment at the Borrower’s cause, will require the prior consent of all of the Lending Organizations that are parties to the SPV Guarantee Agreement, because of their condition as beneficiaries of the guarantee that this agreement represents for the SPV.

19.	COMMISSIONS AND EXPENSES

19.1	Coverage, structuring and opening Commissions

The Borrower will satisfy the Lending Organizations, through the Agent, a commission for coverage, structuring and opening, according to the terms established in a document separate from the present Finance Agreement.

19.2	Agency Commission

The Borrower will satisfy for the Agent an annual agency commission according to the terms established in a document separate from the present Finance Agreement.

19.3	Drawdown Commission

The Borrower will satisfy for the Agent a drawdown commission equivalent to THIRTY PERCENT (30%) of the applicable Margin, due on the quantity resulting from the application of the average balance of undrawndown amount from Tranche B during the corresponding period of liquidation a percentage corresponding to the participation of the Agent not guaranteed in Tranche B and given that the sum of the running balances of Tranche B and Tranche B of the Financing Agreement is less than the Maximum Amount from Tranche B. Said commission will be due daily starting on the date (inclusive) of the signing of this Agreement and will be liquidated by semesters completed, coinciding with the liquidation date of interest, being paid by the Borrower on the first Working Day of the semester immediately following.

Calculation of said drawdwon commission will be completed by means of the number of calendar days effectively passed in each semester over the base of a 360-day year.

19.4	Expenses and Taxes derived from the Finance Agreement

All expenses, taxes, rates, arbitrations, charges, fees and other current and future concepts that are originated or necessarily become due directly consequent to the signing and execution of the present Agreement will be the responsibility of the Borrower, and, among others, with merely enunciative character, the following:

(i) Legal expenses and other accessory expenses. Legal or extra-legal expenses, lawyers’ and solicitors’ fees (including when their intervention is not required) or any others that may be produced as consequence of the preparation, interpretation, modification or execution of this Agreement or its guarantees or the proceedings necessary for the fulfillment of the same or the verification of compliance to the obligations of the Borrower under the present Agreement.

(ii) Notary fees. Fees, brokerage fees and disbursement to public auditors that intervene in the formalization of the present Agreement, as well as in its modification or in notifications, requirements or proceedings necessary for its fulfillment and execution.

	(iii)	Transfer fees. Commissions and expenses normally applicable for operative transfers in regard to accounts and payments resulting from the present Agreement, including those received from income, movements and transfer effected in or between the accounts of the Lending organizations and the Bank of Spain resulting from the present Agreement.

20.	TAXES

20.1	Net payment of taxes

All quantities that the Borrower must pay under the present Agreement, whether for principal, interest, commissions, costs, expenses or other concepts, will be free from any deduction or retention for any kind of taxes, tariffs, rates or exchange controls, present or future. The Borrower will thus have to pay the Lending Organizations the additional quantities that are necessary for the Lending Organizations to receive the full amounts that they would receive if those taxes, rates, tariffs or controls were not applicable.

20.2	Recuperation and return of fiscal deductions

Supposing that after an addition payment effected by the Borrower by virtue of Stipulation 20.1 the Lending Organizations effectively and definitively recover all or part of the income retained or deducted from the account that has made said additional payment, the net income recovered will be returned to the Borrower. The previous does not grant the Borrower any right to the books or registries of the Lending Organizations.

21.	PAYMENTS

21.1	Payment method

The Borrower will have to complete payment due by virtue of the present Finance Agreement, whether under Tranche A or Tranche B, in the following terms and conditions:

	21.1.1	Time, date and value: Payments must be made on the due date, without previous requirement, in the morning before 12:00, with the current value on this same day.

	21.1.2	Currency: Payments must be made in Euros.

	21.1.3	Location of payments: Payments due from the Borrower by virtue of this Agreement must be made by transfer to Account no. 0049 1500 00 2010165977 opened by the Agent for ACCIONA, expressly and irrevocably authorizing that Agent to credit the same with any concepts due from the Borrower by virtue of this Financing Agreement. In the case that the funds are not available in said account, payments will be made in installments from the account open in the name of the Agent in the Bank of Spain with account no. 0049.

21.2	Firmness and irrevocability of the payments
The payments will be understood as completed and will be passed when the amount has been paid to the Agent via charge to the Credit Account in the Checking Account, or, in this case, in the account of the Agent indicated in the previous section in resolute and irrevocable form, according to the uses and banking standards at any moment. The Agent, with the same date/value corresponding to the payments received from the Borrower, will distribute said payments among the Lending Organizations in the proportions due to each of them.

21.3	Distribution

The procedure for distribution of the payments will be as follows:

	21.3.1	Distribution by concept: Payments made by the Borrower, whether under Tranche A or Tranche B, will be distributed to the debts due by the following:

		(i)	Overdue interest;

		(ii)	Ordinary interest

		(iii)	Expenses and commissions;

		(iv)	Additional compensation prescribed in Stipulation 17;

		(v)	Legal expenses; and

		(vi)	Principal.

	21.3.2	Distribution by date: Within each concept, the payments will be applied to the oldest debt before the most recent. However, if for any reason a payment is imputed to a more recent debt, this does not imply renunciation of charges on the part of the Lending Organizations of the older debts.

21.4	Proportional distribution of the payments to the Lending Organizations

	21.4.1	Proportionality of the payments as a function of the participation of each Lending Organization. All of the payments that the Lending Organizations receive by virtue of the current Agreement, as much by conduct of the Agent as in the case of any other, will have to be proportional to their respective participation in Tranche A and in the Guarantee. Any Lending Organization that receives payments because of the present Finance Agreement that does not respect said proportionality places the amounts thus received at the disposition of the Agent for the effects of the opportune redistribution among the Lending Organizations.

	(i)	The following suppositions remain excluded from those which are prescribed in this section 21.4.1: Payments received by the Lending Organizations in cases of individual complaints (extra-legal or, with the requirements established in section 27.2, legal) foreseen in the present Finance Agreement.

(ii) In the case of any of the Lending Organizations having received an amount greater than the rest of the Lending Organizations by application of article 91.6 of the Bankruptcy Law, whenever said entity, before urging the bankruptcy of the Borrower and complying with the requirements established in this agreement, will have offered to the remainder of the Lending Organizations the opportunity to carry out a joint solicitation of the bankruptcy via the Agent, and said joint solicitation has not been resolved according to a maximum deadline of fifteen (15) Working Days.

(iii) When, in the framework of recourse of the Borrower and according to that established by the Bankruptcy Law, one or more of the Lending Organizations has received a quantity less than that proportionally corresponds to them by being persons especially related to the bankruptcy.

	21.4.2	Reimbursement to the Agent. If the Agent makes a payment in his capacity as such with responsibility for received funds in his capacity as such and as a result of said funds not being present in their accounts in irrevocable and resolute manner having to repay the same or availability of said funds is lost by any other means, the receivers of those payments will then be obligated to immediately reimburse the Agent, with date value of the day of their receipt.

21.5	Compensation of balances

All credits or balances that are susceptible to compensation in its broadest sense that the Borrower demonstrates or has by virtue of accounts, deposits or any other title, now or in the future, before or in the Lending Organizations, will be susceptible to application to payments for which the Borrower is responsible by virtue of the Financing (all of this, notwithstanding the imperative standards in place, and, in particular, notwithstanding that which is established in the Bankruptcy Law for the case of bankruptcy of the Borrower).

Therefore, the Lending Organizations may optionally apply to the payment of overdue debts all or part of those balances via compensation or via any of the operations described further on. For these purposes, such credits and balances will be understood due, convertible and liquidable from the non-payment of any amount due by virtue of the present Agreement.

	21.5.1	Application of liquid assets and currency conversion. The faculty prescribed in this Stipulation 21.5 will be directly applicable to the credits or balances that are liquid or easily liquidable, even though they are not denominated in the currency of the obligation due, in which case the Lending Organizations may perform the corresponding conversion to current market rates.

	21.5.2	Extraction of assets and currency conversion. Regarding non-liquid credits or balances, the Lending Organizations remain authorized to convey them by account and at the risk of the Borrower, to the best possible price, effecting them afterwards in respect to the net price obtained in the operations described in this

Stipulation 21.5, including, where appropriate, currency conversion.

	21.5.3	Refunding of amounts overcharged, without compromising other relations. Notwithstanding that which is provided for in section 21.4.1, if, as consequence of the operations prescribed in this Stipulation 21.5, some Lending Organization comes to charge an amount greater than that which proportionally corresponds to their credits before the Borrower by virtue of the present Agreement, said Lending Organization will be solely obligated to place the excess at the disposition of the Agent for its distribution among the remaining Lending Organization (or, as applicable, return the excess immediately to the Borrower) if no other event occurs in view of the remaining relationships between each of the Lending Organizations and the Borrower, different from the present Agreement or, in general, of the Financing.

21.6	Indemnification of damages caused to the Lending Agencies by the rupture of Interest Periods

Without compromising the possible consequences of non-compliance to this Financing Agreement, the Borrower will pay the Lending Organizations the damages that originate from amortizations or payments made beyond the prescribed due dates of the obligation or on a day that is not the last of the Interest Period, which includes in any case the Charges for Default or Funds.

22.	ACCOUNTS

22.1	Agent Accounts

The Agent will open and be responsible for two accounts corresponding to the financing subject to this agreement for the Borrower in which he will deduct the balances available responsible for, respectively, Tranche A and Tranche B and the interest, commissions, expenses, interest for late charges, additional expenses and any other amounts that are the responsibility of the Borrower in respect to said Tranches. The Agent will pay in them all of the amounts received conforming with that which is established in Stipulation 21 and in such manner that the balance of said accounts represents the amount due from the Borrower at any moment under the Financing Agreement.

22.2	Account of each Lending Organization

Each Lending Organization may open and carry in their accounts a special account of the financing subject to this Agreement (or, alternatively, a special account for Tranche A and a special account for Tranche B, and/or a special account for the Guarantee) in which they will deduct their participation in the amount of Tranche A, in Tranche B, and/or under the Guarantee and their participation in the interests, commissions, expenses, interest for late charges, additional costs and other charges to the same that are the responsibility of the Borrower responsible for them. Each Lending Organization will pay in it all of the amounts received from the Borrower, mediated by the Agent or otherwise, in such manner that the balance of the accounts represent the income due from the Borrower to each Lending Organization at any given moment.

It remains clarified that the opening and maintenance on the part of each Lending Organization of the credit accounts to which Stipulation 22.2 refers will not assimilate to the opening and maintenance of bank checking accounts.

22.3	Maintenance of accounts in the case of transfer

Given that the transfer conforms to that which is established in following Stipulation 26, the assigner will pay all or part of the referred account, the corresponding account operable on the part of the assignee.

23.	DECLARATIONS AND GUARANTEES

23.1	Declarations and Guarantees

The Borrower declares and guarantees to the Lending Organizations the following, said declarations and guarantees being presupposed essential for the concession of financing subject to the present Agreement on the part of the Lending Organizations:

	23.1.1	Legal Status: the Borrower is a company with valid existence according to the laws of Spain; with the capacity to function in compliance with all of the rights and obligations derived from this Agreement and the other Financing Documents; and that its company objective allows them to conclude this legal negotiation;

	23.1.2	Authorization: the Borrower has adopted all of the agreements and obtained all of the administrative, corporate or other authorizations of any nature necessary for the granting and fulfillment of the present Agreement, in such manner that the Agreement obligations by virtue of the same and of the remaining Financing Documents are valid, binding, and enforceable;

	23.1.3	Non-existence of infraction: neither the signing of this Agreement nor compliance with any of the pacts in its contents, violate nor will violate, neither constitute nor will constitute, an incompliance, neither cause nor will cause any limitation, obligation or prohibition of the Borrower or of the faculties of its representatives, imposed or contained in (i) any law, regulation or administrative resolution or judicial decision to be exceeded or breached, by that which the Borrower or any of their assets are expired or affected; (ii) any document or regulation that contains or establishes the constitutive standards of the Borrower, or (iii) any agreement or other instrument in which the Borrower is part or from which results freezing of any of its assets;

	23.1.4	Litigations: there have not been established, nor are there pending, in the faithful knowledge and understanding of the Borrower, any litigation before any judicial body, arbitration, procedure or administrative claim, against the Borrower or of anyone of its assets and that, by itself or along with any other procedure or claim, would have a substantial adverse effect on its functions, patrimony or situation, or that could substantially and negatively affect its capacity to observe or to fulfill its obligations derived from this agreement;

	23.1.5	Non-existence of bankruptcy proceedings: The Borrower is not subject to any bankruptcy proceeding or similar corporate reorganization of a legal or private nature, derived, in any case, from a situation of insolvency, nor has the intention of soliciting a declaration of bankruptcy;

23.1.6	Revelation: the Borrower has communicated to the Lending Organizations, completely and in writing, all of the facts of those that have or reasonably must have knowledge of the effects of authorization of the present financing, and that must reasonably be communicated to the Lending Organizations (or to any others) in the context of the Financing Documents;

23.1.7	Compliance to standards. The Borrower is current in its fiscal, laboral, Social Security and environmental obligations and complies with all civil, merchant, administrative, environmental, fiscal, laboral and all other standards;

23.1.8	Non-existence of instances of early termination: On the current date, there exist no Instances of Early Termination, nor circumstances that, by means of advanced warning and/or the course of time, would constitute an Instance of Early Termination;

23.1.9	Binding obligations: all of the obligations assumed by the Borrower by virtue of the Financing Documents, or in execution, compliance or development of the same or of any other type of related document or agreement, are valid, binding, and are susceptible to be fulfilled in the terms that have been (or will be) agreed;

23.1.10	Non-existence of Adverse Material Change: no Adverse Material Change of ACCIONA has been produced.

23.1.11	Guarantees. The authorized Guarantees are effective and opposable to third parties in accordance with their own terms.

23.2	Reiteration of the Declarations and Guarantees

The declarations and guarantees recognized in previous Stipulation 23.1 are understood as reiterated, mutatis mutandi, on the dates of each Disposition charge to the present Credit, and, furthermore, on the dates in which each one of the Interest Periods begin, and referred to at said times.

24.	OBLIGATIONS

24.1	Information obligation

The Borrower acknowledges and accepts that the present Agreement and its maintenance demand that the Lending Organizations are perfectly informed regarding the situation and development of the Borrower and the ACCIONA Group.

	24.1.1	Submission of annual economic information. The Borrower is obliged to submit to the Agent its annual individual and consolidated accounts and management reports corresponding to each of the Borrower’s activities, duly formulated and approved in the general council, and certified by the Borrower’s auditor, within a deadline of six (6) months from the closing of the fiscal year.

	24.1.2	Reporting of significant facts or circumstances. The Borrower is required to inform the Agent, in writing and in reasonable detail, the following facts or circumstances as soon as they occur.

		(i)	Non-compliance to declarations and guarantees. Any non-compliance or failure to fulfill the declarations and guarantees indicated in Stipulation 23.

		(ii)	Instances of Early Termination. Any fact that may cause termination or early expiration of the present agreement.

		(iii)	Relevant facts. Any fact relevant to the negotiations or expectations of the Borrower, or that may produce a Material Adverse Change of the Borrower.

	24.1.3	State of Subordinate Debt. On each delivery date of the Disposition of Tranche A and/or Tranche B, the Borrower will submit to the agent the report of the amounts contributed to ACCIONA by concept of Subordinate Debt.

	24.1.4	Delivery of the information in as many copies as there are Lending Organizations. Any document that the Borrower must deliver to the Agent by virtue of the present Stipulation 24.1 must be submitted in as many copies as there are Lending Organizations. This obligation will be waived when the original documents are scanned and sent by electronic mail (e-mail).

	24.1.5	Annual certificate of ratios. The Borrower must submit to the Agent a certificate of ratios issued by the Borrower’s account auditor, according to the model that is attached to the present Agreement as Appendix 24.1.5, and in which are certified the following ratio measurements in respect to the previous fiscal year and in consolidate format, according to Stipulation 24.6:

		(i)	Net Financial Debt / EBITDA

		(ii)	Total EBITDA / Net Financial Expenses

	24.1.6	Information Requirements. The Borrower must respond to such reasonable requests for information on the part of the Agent and the Lending Organizations, in relation to fulfillment of their obligations derived from the present agreement, as well as those that are necessary for the Lending Organizations to be able to fulfill their internal requirements in respect to “know your customer”.

24.2	Accounting, auditing and annual accounts obligations

The Borrower assumes responsibility for accounting and auditing that are described in the present Stipulation.

	24.2.1	Maintenance of corporate exercise. The Borrower will not modify the beginning or closing dates of the corporate exercise in its statutes, without express prior authorization from the Majority of the Lending Organizations

	24.2.2	Account maintenance and non-alteration of accounting principles and criteria. The Borrower will maintain its accounting according to the judicial Order without altering the accounting principles or criteria that have come to apply, except by legal requirement.

	24.2.3	Formulation and approval of annual accounts. The Borrower will formulate its annual accounts and seek their approval in the general council, according to applicable legislation.

	24.2.4	Audit by an internationally prestigious firm. The Borrower will have its individual accounts verified by an internationally known auditing firm.

	24.2.5	Audit report, access to the audits in case of delay in payments. The audit report of the Borrower’s annual accounts must be delivered in the original or directed to the Agent within the period fixed in Stipulation 24.1.2. If this does not occur, the Agent may consult the Borrower’s auditor regarding the reasons for lateness and perspective in respect to the content of the final audit report.

	24.2.6	Consistency of the function of the Auditors for the effects of this agreement. The Borrower guarantees that its account auditors know and accept the instructions and commitments that spring from the present agreement and are obliged to continue being responsible for auditing the Borrower’s accounts.

24.3	Obligations related to business activity

The Borrower is obligated to submit its business activity to the obligations and limitations that are described in the present Stipulation.

	24.3.1	Limitation of business activity. The Borrower is obliged to limit its business activity to those activities that constitute its corporate objective on the date of the present Agreement.

	24.3.2	Preservation of the participations of the SPV. The Borrower is obliged to preserve in full ownership and not make available to any title, full or limited, of all or part of the participations of the SPV that may be in its possession at any time.

	24.3.3	Compliance with applicable legislation. The Borrower is obliged to comply with applicable legislation in all cases, referent to civil, mercantile, administrative, fiscal, laboral, or any other nature that may be applicable.

	24.3.4	Orderly and diligent management of market conditions. The Borrower is obliged to administer its business with the diligence of an organized business and to Agreement under market conditions

	24.3.5	Disposition of assets in market conditions. The Borrower is obliged to make its fixed assets (material or immaterial) available only under market conditions, and to apply the income obtained by each disposition that exceeds ONE HUNDRED MILLION EUROS (€ 100.000.000), to (i) the reinvestment in other productive and analogous assets or that fulfill an identical economical purpose, and within the period of a year from the date of sale of the sold assets, or (ii) the anticipated obligatory amortization from Tranche A, to which the regulations of previous Stipulation 6.2 will be applicable.

In the case of partial reinvestment, the Borrower is obligated to apply the non- converted income to the anticipated obligatory amortization from Tranche A, under the terms established in the previous paragraph.

The present Stipulation will not apply to the sale of shares of FOMENTO DE CONSTRUCCIONES Y CONTRATAS, LLC. which as of this day belongs to the Borrower.

The present Stipulation will not apply to the participations of the SPV, effected by the absolute prohibition of disposition established in previous Stipulation 24.3.2.

Furthermore, the Borrower may not complete sales of its assets that, in individual or group form, result in complete disruption of its current business or impede the Borrower from continuing in its current business.

24.4	Company and corporate obligations

	24.4.1	Exercise of voting rights. The Borrower is obligated to exercise the voting rights that belong to it in the corporate organizations of the SPV, in such form that fulfills its obligations under the Financing Documents, or that this body doesn’t adopt any decision that may compromise the fulfillment of the Financing Agreement.

	24.4.2	Corporate modifications. The Borrower is obligated to prevent its general council from deciding on any of the following matters:

(i) any merger, transformation, split, contribution of a branch of activity or exchange of values (except the operations performed with other companies in which the Borrower holds majority participation, or with shareholders that participate in the majority in the Borrower), or dissolution or liquidation or any other analogous operation or corporate restructuring of the Borrower;

(ii) any reduction of its capital (except those demanded by applicable legislation); or

The responsibilities assumed by the Borrower in the present Stipulation 24.4.2 are negative obligations from results. The production of any of said results will result in early expiration of the present Agreement, without compromising the legal competence to make decisions regarding said matters not corresponding to the administrative body of the Borrower.

	24.4.3	Distribution of dividends. The Borrower is obligated to take the corporate agreements that are necessary for the affiliates included in the ACCIONA Group (according to the definitions in previous Stipulation 1.2.2, with the exception of the SPV) to distribute dividends or interim dividends in the necessary measure so that the Borrower may be able to fulfill its payment obligations derived from the present Agreement, and given that they do not contradict future or present business plans of the affiliates.

24.5	Financial obligations

	24.5.1	Maintenance of the Lenders´ credit limit. The borrower is obligated to maintain the credit rights of the Lending Organizations originating in the present Agreement in their current limit and privileges, in relation with any other of the Borrower’s creditors, present or future.

	24.5.2	Provision of guarantees. The Borrower is obligated to not constitute guarantees of real or personal character to ensure its own obligations or the obligations of third parties, except those authorized by virtue of the Guarantees Agreement. The prohibition contained in the present section is not applicable for those guarantees necessary for the ordinary function of the activity of the Borrower and those real guarantees authorized on new assets of financing operations, without resource or with limited resources and property financing or the guarantees granted on existing assets in refinancing operations that at the current time are found recorded in financing operations without resource or with limited resources and property financing, are accepted.

	24.5.3	Coverage agreements. The Borrower is obligated to Agreement with the Lending Organizations, under market conditions and within the period of sixty (60) days from the date of the present Agreement, an instrument of coverage of rates of interest by an amount equivalent to sixty six percent (66%) of the income from Tranche A and for the period of the financing.

	24.5.4	Credit Account in the Checking Account. The Borrower must deposit in the Credit Account (according to this term as defined in the SPV Financing Agreement) all of the amounts that are contributed to SPV by the Borrower.

	24.5.5	Fiscal consolidation. The Borrower must fiscally consolidate with the SPV, except when such consolidation is not possible for legal reasons.

24.6	Obligations for fulfillment of financial ratios

The Borrower acknowledges and accepts that the authorization and maintenance of the present Agreement by the Lending Organizations depends on the preservation of its capital and financial solvency.

	24.6.1	Ratios to be fulfilled by the Borrower; non-compliance. The Borrower must comply based on consolidation the following financial ratios during the entire life of the financing:

Net Financial Debt /	Total EBITDA / Net Financial
EBITDA	Expenses
Less than, or equal to 6.00x	Equal to, or greater than 3.00x

Failure to meet these financial ratios, although neither fraud or negligence exists on the part of the Borrower, will be understood as non-compliance with this Agreement for all effects and purposes.

24.6.2	Referential periods or dates for the effects of the ratios. The financial ratios indicated in the previous Stipulation must be met in every corporate exercise of the Borrower.

24.6.3	Calculation of consolidated financial ratios. The financial ratios indicated in the previous Stipulation must be calculated and met by the Borrower and the ACCIONA Group in a consolidated form.

24.6.4	Annual calculation of ratios by the auditor. The Borrower’s account auditor will calculate the financial ratios indicated in Stipulation 24.6.1 based on the Borrower’s annual consolidated accounts. The Borrower’s auditor will communicate the result of said calculations to the Agent, by means of the certification issued according to that which is established in previous Stipulation 24.1.

25.	AGENCY

25.1	Appointment

All of the Lending Organizations designate as Agent of the present agreement the entity, BANCO SANTANDER CENTRAL HISPANO, LLC., who expressly accepts said appointment.

25.2	Content of the mandate

The position of Agent as mandated by the Lending Agencies is constituted in the terms of the present Stipulation.

	25.2.1	Mandate. All of the Lending Organizations confer a mandate to the Agent that they exercise, in the interest of the Lending Organizations, all of the rights and faculties that are conferred in the present agreement on the entity of the Agent.

In its capacity as mandated, the Agent must comply with that prescribed in this agreement, and with any instruction that have been approved by the Majority of the Lending Organizations (including the abstention from exercising any right, faculty or duty corresponding to the Agent by virtue of the present agreement).

If the present agreement has not provided anything, instructions must be requested, and when consultation with the Lending Organizations is not possible due to urgency, the Agent will have to exercise prudence and act in the best interest of all of the Lending Organizations, according to article 255 of the Code of Commerce.

	25.2.2	Empowerment. All of the Lending Organizations empower the Agent to exercise, for and on behalf of all of the Lending Organizations and before the Borrower or any third party, all of the decisions and instructions approved by the Majority of the Lending Organizations. In particular, the Lending Organizations empower the agent to issue the bank certification of the Borrowers balance of debt under the present agreement (referred to in Stipulation 28.1.1), with the purpose of operating the execution of the present Agreement.

The Agent is not authorized to represent the Lending Organizations beyond what is expressly established in the present agreement, nor it is fiduciary of the Lending Organizations.

	25.2.3	Liberating effect of payments made to the Agent. Pursuant to the mandate and powers conferred on the Agent, payments of any nature derived from this agreement must be made by the Borrower to the Agent, providing full liberating effects for the Borrower just as if the Lending Organizations had already each received their corresponding portion.

	25.2.4	Full effect of notifications made to the Agent. Pursuant to the mandate and powers conferred upon the Agent, any notification between the Borrower and the Lending Organizations must be made through the Agent, and any notification made to, or received by the Agent will have the same effects as if it were made to, or received by the Lending Organizations.

	25.2.5	Information Responsibilities. On each Measurement Date, the Agent will submit to the rest of the Lending Organizations the following information:

(i) Current credit or debit balance of the Credit Account in the Checking Account.

(ii) Total of the amounts contributed under the Guarantee (including paid interest) for each of the Guarantors.

The Agent will submit to the rest of the Lenders according to the same schedule by which they receive from the Borrower, the information related to the report of the quantities contributed by the Shareholder under the ACCIONA Support Agreement in regards to Subordinate and non-reimbursed Debt.

25.3	Responsibilities of the Agent to the Lending Organizations

The responsibility of the Agent as mandated remains instituted in the terms of the current Stipulation.

	25.3.1	Absence of responsibility for good results of the Financing. The Agent will not be responsible to the Lending Organizations for the validity, enforceability or fulfillment of the present agreement nor any other related agreement or connection with the present agreement.

	25.3.2	Absence of responsibility for compliance with instructions. The Agent will not be responsible if the approved instructions are adjusted by the Majority of the Lending Organizations, according to article 254 of the Code of Commerce.

	25.3.3	Responsibility derived from fraud or gross negligence. The Agent will not have any other responsibility beyond what may arise from fraud or gross negligence in its performance.

	25.3.4	Duty to communicate without obligation to verify. The Agent’s duty to communicate will be satisfied upon informing each of the Lending Organization of any document related to the Credit that has been received, and any notice or notification that may constitute cause for early withdrawal from the present agreement that has been received. The Agent will not be obligated to verify the veracity or certainty of any received information, or compliance with the present agreement for any party to the same.

	25.3.5	Absence of responsibility to the Lending Organizations of the administrators, directors or employees of the Agent. The Lending Organizations are committed to not bring any legal complaint against any administrator, counselor, director or employee of the Agent of those related to the services of the Agent in the present agreement, except said complaints that arise from fraudulent conduct or gross negligence of the administrator, counselors, directors or employees of the Agent before the Lending Organizations.

25.4	Reimbursement of amounts to the Agent

The Lending Organizations will immediately reimburse the Agent, prorated according to their participation in the Credit, any payment made by the Agent by reason of the present agreement in the common interest of the Lending Organizations, and independently from favorable or adverse results of the performance or measure that originated the payment. The Agent will remain authorized to retain from quantities to be paid to the Lending Organizations, for any reason, the amount of the referred quantities.

25.5	Resignation of the Agent

	25.5.1	Freely Resigns. The Agent may freely resign from its position via written notification to the other Lending Organizations and to the Borrower, even though its resignation will only be effective on the date of the appointment and acceptance of a new entity to assume the position of Agent.

	25.5.2	Appointment of a new Agent by the Majority of the Lending Organizations. If the Agent resigns, the new Agent will be appointed by the Majority of the Lending Organizations.

All of the Lending Organizations will give their consent and approval to the appointment of the Agent that the Majority of the Lending Organizations agree upon in the future, and ratify the mandate and empowerment conferred by virtue of the present Stipulation 25.

	25.5.3	Subsidiary appointment of the New Agent by the withdrawing Agent. If within thirty (30) days following the notification of resignation from the Agent, the Majority of the Lending Organizations has not appointed a new Agent or the appointment has not been accepted, the Agent will appoint a substitute from among the Lending Organizations.

	25.5.4	Previous consultation with the Borrower. The appointment of the new Agent must be discussed previously with the Borrower, whether elected by the Majority of the Lending Organizations or appointed by the withdrawing Agent.

	25.5.5	Resignation and appointment in public instrument. The resignation of the Agent and appointment of the new Agent must be publicly documented.

	25.5.6	Identity in the terms of the mandate of the new Agent. The new Agent will be invested with the same rights, faculties and duties as the withdrawing Agent.

	25.5.7	No repercussion in costs to the Borrower. The Borrower will not be responsible for expenses incurred as consequence of the resignation or appointment of the Agent.

25.6	Revocation of the Agent

	25.6.1	Assumptions and requirements for revocation of the Agent. The Majority of the Lending Organizations may agree to revoke the appointment of the Agent for serious noncompliance or for repeated differences with the remainder of the Lending Organizations, given that they simultaneously appoint another Agent from among the Lending Organizations, and the appointed entity accepts the position.

	25.6.2	Remission to the regimen of substitution by resignation. The appointment and regimen of the new Agent in case of resignation will be, mutatis mutandi, as indicated in Stipulations 25.5.2 and 25.5.4 to 25.5.7.

26.	TRANSFER

26.1	Prohibition of transfer by the Borrower

The Borrower may not transfer or impose its rights and obligations derived from this Financing Agreement in whole or in part.

26.2	Transfer by the Lending Organizations: requirements

Each Lending Organization or Guarantor will only be able to cede or impose, in whole or in part, their lending position in the present Agreement, effectively before the Borrower and the other Lending Organizations, to other credit entities, subject to the following :

	26.2.1	Transfer coinciding with an Interest Period. In respect to those Drawdowns valid on the date of transfer, the operation will become effective, in respect to all and any of said Drawdowns, on the first date in which an Interest Period closes in the course of any of the same. The Agent will not become obligated to distribute any payment from the Borrower to the Transferring entity beginning on the effective date (inclusive), even when the concept of which said payment is derived occurred in a period prior to said date.

	26.2.2	Transfer in public Instrument. Transfer must be granted in a public instrument.

	26.2.3	Nonexistence of greater onerosity for the Borrower. The operation must not generate greater onerosity for the Borrower.

	26.2.4	Previous communication to the Agent on the part of the transferring entity. The Agent must be previously notified in writing within a minimum of ten (10) business days before the date of effective transfer, in order for the Agent to notify the Borrower within five (5) business days following the date in which they are notified, indicating the identity of the recipient and the amount of the transfer. The Borrower must comply at all times with the obligation for its position related to obtaining of the corresponding Financial Operation Number from the Bank of Spain in the event that the recipient is not a Spanish entity.

	26.2.5	Minimum amount of each transfer. With the exception of the case in which a Lending Organization transfers its entire participation in the financing subject to the present agreement, the amount of each transfer operation will be equal to TEN MILLION EUROS (€ 10,000,000) or, if even greater, in multiples of FIVE MILLION EUROS (€ 5,000,000), jointly for the Maximum Amount from Tranche A and of the Guarantee.

	26.2.6	Transfer of Tranche B: Transfer of the Contractual position of the creditor in Tranche B will carry in all cases the assumption by the transferee of the position of Agent. Partial transfer of the contractual position of Tranche B is not possible. However, the Agent will be able to look for the granting of a guarantee in those participations of Tranche B that at the current time will not be guaranteed, said new guarantor being automatically subject to all of the dispositions of the Financing Documents. The Guarantor will be able to subrogate third parties in its Contractual position in the Guarantee, given (I) they transfer a position equivalent to the contractual position in the Guarantee of Tranche B of the Financing Agreement, and (ii) the transfer is adjusted to the remaining established requirements in the present Clause 26.

	26.2.7	Rating: The Transferee must have a rating greater than ¨A¨ in the Standard and Poor’s or its equivalent in the remaining rating agencies.

27.	EARLY TERMINATION

27.1	Early termination by noncompliance to obligations

The Lending Organizations will be able to declare early termination of the present Agreement and demand early amortization of all of the payment obligations, with interest and other due amounts for which the Borrower is responsible, if any of the causes for early termination described in the present Stipulation occurs, even if the Borrower has not failed to fulfill its payment obligations in virtue of the present agreement, or in breach of the obligation that there be no fraud or neglect on the part of the Borrower, or if the lending guarantees are maintained in vigor to ensure the fulfillment of the present agreement.

	27.1.1	Breach of payment obligations. Breach on the part of the Borrower of any payment obligation regarding principal, interest, commissions, or any other concept, on their respective due date or date of expiration, being understood thus agreed upon to the effects of article 693.2º of the Spanish Law of Civil Procedure.

	27.1.2	Breach of the duty to conserve the participation of SPV. Breach by the Borrower of its obligation to conserve the property of all of the participations of SPV and to not make the same available, according to Stipulation 24.3.2.

	27.1.3	Non-fulfillment of ratios. Non-fulfillment by the Borrower of the financial ratios contained in Stipulation 24.6 of the present Agreement.

	27.1.4	Uncorrected breach of other obligations of the Borrower. Noncompliance by the Borrower of any other obligations in virtue of the present agreement or any of the Financing Documents of those that are part, given that said noncompliance is not corrected within ten (10) days from the date in which the Agent has required correction.

27.2	Early termination by debilitation of the Borrower’s solvency or alteration of the presuppositions or economic conditions of the present agreement.

The Lending Organizations will be able to declare early termination of the present Agreement and request early amortization of all payment obligations, with interests and other amounts due in the responsibility of the Borrower if any of the causes for early termination described in the present Stipulation occurs, given that their occurrence will affect the Borrower’s capacity to attend to its obligations in the short, medium or long term, or that will alter the presuppositions or economic conditions relative to the Borrower that induce the Lending Organizations to authorize the present Agreement.

In accord with the previous, the occurrence of any of the causes for early termination will be sufficient, even if the Borrower has not breached any obligation in virtue of the present agreement, or in the breach of the obligation there has been no fraud or negligence on the part of the Borrower, or if the lending guarantees are in force to ensure compliance with the present agreement.

	27.2.1	Bankruptcy or insolvency. If the Borrower solicits declaration of, or is declared in, a state of legal bankruptcy or insolvency, or is subject to any process of intervention, administration or bankruptcy liquidation, or enters any agreement of renegotiation of debts or debt relief or deferment.

	27.2.2	Material Adverse Change. If a Material Adverse Change occurs to ACCIONA.

27.2.3	Cross-default. If any debt Contracted by the Borrower with any third party (including the Mark of Financial Operations Agreements), by an individual or accumulated amount greater than ONE HUNDRED MILLION EUROS (€ 100,000,000) is not satisfied or is declared prematurely due, in each case, as a consequence of noncompliance.

27.2.4	Enforcement or seizure. If any judicial, extra-judicial or administrative case is brought against the Borrower for an amount greater than ONE HUNDRED MILLION EUROS (€ 100,000,000) and results in direct enforcement or seizure of the Borrower’s property.

27.2.5	Cessation of business or activity. If the Borrower ceases in its business activities.

27.2.6	Unenforceability of the obligations derived from the present Agreement. If the obligations of the present Agreement become or are declared nonexistent, invalid or ineffective.

27.2.7	Falsity or serious inaccuracy of Declarations and Guarantees. If a falsity or serious inaccuracy of the data manifested in the declarations effected by the Borrower in virtue of the present agreement exists.

27.2.8	Reversal of auditory opinion, negative opinion or essential qualifications. If the Borrower’s account auditor does not complete or denies his report or auditory opinion, or submits a negative report or opinion or with essential qualifications.

27.2.9	Fiscal consolidation. If the SPV neglects to consolidate in the fiscal group of which ACCIONA is the dominant corporation, except by legal requirement, except in the case of sale of the participations of SPV by execution of the guarantee on the same in virtue of the Guarantees Agreement.

27.2.10	Expropriation. If as consequence of a governmental intervention or an expropriation the ACCIONA directors are substituted, or said company loses control of its property or business or assets or said control or property are restricted in such manner that affects ACCIONA´s capacity to fulfill its payment obligations derived from the ACCIONA Support Agreement.

27.3	Alternatives of the Lending Organizations

In the event of any of the conditions for early expiration described in Stipulations 27.1 and 27.2, the Lending Organizations are authorized to choose between (i) declaration of early termination of all obligations in the Borrower’s responsibility, (ii) rescind the present Agreement, or (iii) preserve the efficacy of the present agreement, and, as appropriate, demand specific compliance with unmet obligations.

The option for conservation of the agreement will in no way limit the rights of the Lending Organizations to declare, afterwards, early termination or rescission of the present Agreement, in the case that cause for early termination persists or another distinct instance has occurred.

27.4	Rescission by Majority decision of the Lending Organizations: binding character

Declaration of early termination or rescission of the present agreement will be decided by the Majority of the Lending Organizations and will bind the absent, abstaining or dissident Lending Organizations.

27.5	Individual rescission without Majority concurrence among the Lending Organizations

Each of the Lending Organizations reserves the individual right to solicit early termination or rescission of the present agreement in the corresponding part and to exercise the same, if the Majority of the Lending Organizations have not agreed to declare early termination or rescission of the present agreement within a maximum of twenty (20) business days counting from (i) the date of receipt on the Agent’s part of a petition from any of the Lending Organizations to form said Majority of Lending Organizations, or, if no such petition has been submitted, (ii) the date of communication on the part of the Agent to the Lending Organization of the occurrence of cause for early termination.

27.6	Procedure to the Borrower

	27.6.1	Communication with the Borrower. When the Majority of the Lending Organizations have agreed to declare early termination or rescission of the present agreement, said decision will be communicated by the Agent to the Borrower.

	27.6.2	Deadline for payment. The Borrower will be required to pay all due amounts for any reason (principal, interest, commissions, expenses or any other concept) in virtue of the present agreement, within a period of three (3) calendar days counting from the date in which notification of such effects is made by the Agent.

27.6.3

Exercise of legal actions. If the Borrower has not complied with its payment obligations for all due amounts within the stated deadline, the Agent will initiate the corresponding judicial complaint, for whose effects the Agent will act as representative of the Lending Organizations

If the Agent has not initiated the corresponding judicial complaint within the deadline of ten (10) days from the expiration of the period of three (3) calendar days established in the previous Stipulation 27.7.2, any one of the Lending Organizations may individually exercise the corresponding legal actions against the Borrower to reclaim the amounts due them.

All of the Lenders are committed to authorize in favor of the Agent the powers that are required by the Spanish Law of Civil Procedure and other applicable legislation so that the Agent may act in their name in judicial proceedings instated according to the present Stipulation, or, alternatively, will appear together with the Agent, as required, with the purpose of enabling the exercise of the rights conferred by the Lending Organizations, in conformity with the agreements adopted by the Majority of the Lending Organizations.

27.7	Earning on default interest

The deadlines prescribed by the present Stipulation 17, as much for correction of the produced cause as for early termination as for the Lending Organizations may be able to exercise their rights under the current agreement, will be understood in all cases, without compromising the Borrower’s duty to pay the late charges for the Lending Organizations, from the date of noncompliance of any payment obligation, or from the date in which the Majority of the Lending Organizations have declared early termination or rescission of the present agreement, if it were not due to noncompliance to the payment obligations prescribed in the present agreement.

SECTION FIVE - EXECUTION

28.	EXECUTION OF THE FINANCING AGREEMENT

28.1	Determination of the liquid amount

In the event that the Lending Organizations decide to exercise the ordinary executive procedure prescribed in article 517 and further in Law 1/2000, from January 7, of Civil Procedure, it is agreed, to the effects of the dispositions of articles 572 and 573 of the cited Law, that the enforceable amount in the case of execution of the present agreement or its guarantees will be the result of liquidation effected by the Agent on the basis of the account indicated in Stipulation 14.2.

	28.1.1	Liquidation effected by the Agent. For the exercise of executive action brought to the public, the presentation of this agreement will be sufficient, when accompanied by: (i) the certification issued by the Lending Organizations, in which is established that the owed amount coincides with that which appears in the account indicated in Stipulation 22.1 and that the liquidation of the debt has been practiced in the manner agreed upon by the contracting parties, certification or certifications that are incorporated in the Notarial Act or were issued by Notary and (ii) the document that verifies that the Borrower has been notified of the enforceable amount.

	28.1.2	Prevalence of the Agent’s determination. Once liquidation of the account indicated in Stipulation 22.1 is effected by the Agent, in respect to the totality of the financing subject to the present agreement or its guarantees, the Lending

Organizations will not be able to present individual liquidations based on the accounts indicated in Stipulation 22.2.

28.1.3	Individual determination for a Lender. While the Agent has not passed liquidation of the account indicated in Stipulation 22.1, if one of the Lending Organizations executes individually and legally this financing or its guarantees in reference to their participation, it is agreed that the enforceable amount will be the result of the effected liquidation effected on the part of the executing Lending Organization over the base of the respective account indicated in Stipulation 22.2. When such individual liquidation is passed, the liquidation that afterwards is effected by the Agent over the account indicated in Stipulation 22.1 will not include the amount corresponding to the Lending Organization or Organizations who have already instated individual execution.

28.1.4	Complete or partial liquidation, without rescission. The liquidations indicated in Stipulations 28.1.1 and 28.1.3 may include all or part of the concepts, without implying any rescission, in particular in that which refers to the expenses and amounts due by virtue of Stipulations 17.2, 19 and 20.

28.1.5	Interest or variable parities. To the effects indicated in article 574 of the Spanish Law of Civil Procedure, the calculation of interest or variable parities will be done in accord with that which is established in Stipulation 15.

28.1.6

Borrower’s capacity to contest. The Borrower will not be able to contest or question the liquidations or calculations made by the Agent or by the Lending Organizations that executes their rights individually, according to Stipulations 28.1.1 and 28.1.3, respectively, except by the motives established in article 557 of the Spanish Law of Civil Procedure.

In the case that an executive procedure results in enforcement of an equity or collateral loan, the Borrower may only contest for motives established in article 695 from the Spanish Law of Civil Procedure.

28.1.7	Liquidation expenses. All of the expenses and tributes that are caused by Notarial Act or Notarial intervention to which the present Stipulation refers will be the responsibility of the Borrower.

28.2	General and special procedures and methods of execution

The Lenders will be able to seek recourse at any time in whichever procedures or methods of execution that are prescribed by the Judicial Order, whether in respect to the guarantees or sponsorship of the Borrower.

28.3	Various dispositions

The following provisions will apply in the case of execution:

28.3.1	Agent authorization to request the issue of copies. The Agent is empowered from this moment forward by all parties to solicit the issue of additional copies of the present document, to the effects indicated in article 517.4 of the Law of Civil Procedure, understood that said copies are issued in accord with all of the parties.

28.3.2	Address for the purposes of notification. The address of the Borrower for the effects of requirements and notifications will be that indicated in Stipulation 29.1.

SECTION SIX - MISCELLANEOUS

29.	VARIOUS STIPULATIONS

29.1	Communication and addresses

Any notification or communication that must or may be exchanged among the parties in virtue of this agreement will be directed in writing to the address that is indicated in the appearance of the same via letter, fax, or any other medium, however it will only be acknowledged as communicated to the addressee if its receipt can be indubitably verified.

For these purposes, the parties indicate the following fax numbers and the names of the responsible persons to whom communications must be directed, as well as, in respect to the Lending Organizations, the accounts to which payments must be made.

For the Borrower:

ACCIONA, LLC.

CONTACT INFORMATION

Contact for sending documentation: Address to which documentation must be sent:	Juan Gallardo / José Ángel Tejero (Avda. Europa, 18) Europa Avenue, 18 Parque Empresarial La Moraleja 28108 Alcobendas Madrid
Telephone: Fax: E-Mail:	91 663 2355 91 663 2929

For the Lenders:

BANCO SANTANDER CENTRAL HISPANO, S.A.
DOCUMENTATION

Contact for sending documentation: Address to which documentation must be sent:

Raúl Osuna Menéndez / Inés García Revilla

Área Soluciones de Financiación (Financial Department)
Ciudad Grupo Santander (Grupo Santander City)
Edificio Amazonia 2ª Planta (Amazonia Building, 2nd floor)
28660 Boadilla del Monte – Madrid

Telephone: Fax: E-Mail:	91 289 12 59 / 91 289 31 88 91 257 16 17 rosuna@gruposantander.com / inegarcia@gruposantander.com

CONTACT FOR OPERATIVE QUESTIONS

Name: Address:	José Manuel Llorente / Pedro de Miguel / Maribel Centeno Ciudad Grupo Santander (Grupo Santander City), Edificio Marisma Planta Baja (Marisma Building, First Floor) 28660 Boadilla del Monte – Madrid
Telephone: Fax: E-Mail:	91 289 30 12 / 91 289 30 13 / 91 289 47 89 91 257 11 64 / 91 257 11 65 / 91 257 10 86 / 91 257 16 36 Backofficesindicados.madrid@sinvest.es josmllorente@gruposantander.com micenteno@gruposantander.com

DETAILS FOR PAYMENTS AND CHARGES IN EUROS

Name of the Entity: SWIFT Code OMF (wire transfers/international bank transfers)	Banco Santander Central Hispano S.A. BSCHESMM 0049 BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
DOCUMENTATION Contact for sending documentation: Address to which documentation must be sent: Telephone: Fax: E-Mail:

Iñigo Solaun Gonzalez / Celina Carvajal Fernandez

Calle Alcalá (Alcala Street), 16 – 4º (Fourth Floor), 28014 Madrid,
Spain

91-374-73-74 / 91-537-83-14
91-537-05-66
inigo.solaun@grupobbva,com / ccarvajal@grupobbva.com

CONTACT FOR OPERATIVE QUESTIONS

Name:	Javier Granero / María González

Address:	BBVA – Administración Mercado de Capitales (Administration Capital Market) Vía de los Poblados s/n, 4º Planta (Via de los Poblados, un-numbered, 4th floor) 28033 Madrid, Spain
Telephone: Fax: E-Mail:	91-374-73-74 / 91-537-83-14 91-374-41-40 / 91-537-09-47 jgranero@grupobbva.com / mdgonzalez@grupobbva.com /

DETAILS FOR PAYMENTS AND CHARGES IN EUROS

Name of the Entity: Account Number (OMF) (wire transfers/international bank transfers): SWIFT Code	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. 0182 BBVAESMM BNP PARIBAS, Branch Located in Spain
DOCUMENTATION Contact for sending documentation: Address to which documentation must be sent: Telephone: Fax: E-Mail:

Jose Gefaell / Jose Serrano-Suñer / Carolina Torres

Calle Ribera del Loira 28 (28 Ribera del Loira Street), 4ª planta (4th
Floor) Madrid 28042

91 388 80 25 / 80 26 / 80 38
91 388 80 50
Jose.gefaell@bnpparibas.com / Jose-serrano-
suner@bnpparibas.com / Carolina.torres@bnpparibas.com

CONTACT FOR OPERATIVE QUESTIONS

Name: Address:	Alberto Sanchez / Elena García Juarez Ribera del Loira, 28 (28 Ribera del Loira Street) 2ª PLANTA (2nd Floor) 28042 MADRID
Telephone: Fax: E-Mail:	91 388 80 25 / 80 26 / 80 38 91 388 80 99 Alberto.sanchez@bnpparibas.com Elena.garciajuarez@bnpparibas.com

DETAILS FOR PAYMENTS AND CHARGES IN EUROS

Name of the Entity: Account Number (OMF) (wiretransfers/international bank transfers): SWIFT Code	BNP PARIBAS BRANCH LOCATED IN SPAIN 0149 BNPAESMS

CALYON, Branch Located in Spain
DOCUMENTATION

Contact for sending documentation: Address to which documentation must be sent: Telephone: Fax: E-Mail:	Rolando Menor Aguilera / Isabel López Fernández Paseo de la Castellana, Number 1 91.432.75.85 91.43275.08 isabel.lopez@es.calyon.com

CONTACT FOR OPERATIVE QUESTIONS

Name: Address: Telephone: Fax: E-Mail:	Maria Teresa García García / Ana Isabel Avila Tobar 91.432.73.85 / 91.432.72.75 91.432.73.85 / 91.432.72.75 maite.garcia@es.calyon.com

DETAILS FOR PAYMENTS AND CHARGES IN EUROS

Name of the Entity: Account Number SWIFT Code	Calyon, Branch located in Spain 0154 0001 95 9999999100 BSUIESMM

THE ROYAL BANK OF SCOTLAND PLC

DOCUMENTATION

Contact for sending documentation: Address to which documentation must be sent: Telephone: Fax: E-Mail:

Lucia Rodríguez Bartolomé

Edificio Serrano 49 (49 Serrano Building), C/ José Ortega y Gasset
(Jose Ortega y Gasset Street), 7, 28006 Madrid

+34 91 438 5175
+34 91 438 5307
Lucia.rodriguez-bartolome@rbos.com

CONTACT FOR OPERATIVE QUESTIONS

Name: Address:	Henny de Lathauwer Edificio Serrano 49 (49 Serrano Building), C/ José Ortega y Gasset (Jose Ortega y Gasset Street), 7, 28006 Madrid
Telephone: Fax: E-Mail:	+34 91 438 5129 +34 91 438 5307 Henny.delathauwer@rbos.com / RBSMadrid- MiddleOffice@rbos.com

Please, for operative questions always CC to:

Name: Address: Telephone: Fax: E-Mail:	Georgina Chave 2 ½ Devonshire Square London, EC2M 4BB +44 207 672 6340 +44 207 615 0153 Georgina.chave@rbos.com / GBMLendingOpsEuropeanCommercial@rbos.com

DETAILS FOR PAYMENTS AND CHARGES IN EUROS

Name of the Entity: Account Number (OMF) (wire transfers/international bank transfers) : SWIFT Code IBAN	Royal Bank of Scotland, London RBOSGB2LGL O – Royal Bank of Scotland GLO, London GB29RBOS16107010091313

BANCA IMI S.P.A.

DOCUMENTATION

Contact for sending documentation: Address to which documentation must be sent: Telephone: Fax: E-Mail:	Valentina Valente Giacomo Cerri Corso Matteotti, 6 20121 Milan +39 02 7751 2434 / +39 02 7751 2686 +39 02 7751 2442 valentina.valente@bancaimi.it / giacomo.cerri@bancaimi.it

CONTACT FOR OPERATIVE QUESTIONS

Name: Address: Telephone: Fax: E-Mail: Copy to: Name: Address: Telephone: Fax: E-Mail:

Riccardo Lamanna

Corso Matteotti, 6 20121 Milan
+39 02 7751 2413
+39 02 7751 92413
riccardo.lamanna@bancaimi.it

Andrea Barbaglio

Corso Matteotti, 6 20121 Milan
+39 02 7751 2350
+39 02 7751 2393
andrea.barbaglio@bancaimi.it

DETAILS FOR PAYMENTS AND CHARGES IN EUROS

Name of the Entity: SWIFT Code	Banca IMI S.p.A. IMIT IT MM

NATEXIS BANQUES POPULAIRES, Spanish Branch

DOCUMENTATION

Contact for sending documentation: Address to which documentation must be sent: Telephone: Fax: E-Mail:	Ricardo Teissiere Paseo de Recoletos 7-9 // 28004 Madrid / Spain 34 91 837 47 54 34 91 837 47 81 Ricardo.teissiere@es.nxbp.com

CONTACT FOR OPERATIVE QUESTIONS

Name: Address: Telephone: Fax: E-Mail:	Esther Campos / Karine Rodríguez Paseo de Recoletos 7-9 // 28004 Madrid 34 91 837 47 25 /20 34 91 837 47 80 natexis@es.nxbp.com

DETAILS FOR PAYMENTS AND CHARGES IN EUROS

Name of the Entity:	Cuenta Tesorera BdE (BdE Treasury Account) // ESPBESMM for international payments
BIC IBAN Account number	BFCEESMM ES18 9000 0001 2000 141 1479

29.2	Integral Agreement

The present Financing Agreement reflects all of the agreements reached between the parties concerning the financing subject to the same and leaves without any vigor or effect any preparatory agreements or documents of any other kind that have been signed before today’s date.

29.3	Novation

No party may claim novation of the present agreement if the same is not expressly stated in a document signed by the other party.

30.	LAW AND JURISDICTION

30.1	Applicable law

The present agreement is regulated by Spanish Law.

30.2	Legal Jurisdiction

Renouncing any other jurisdiction to which they have recourse, the parties submit themselves to the Judges and Courts of the capital Madrid.

31.	CONFIDENTIALITY

The Lending Organizations are obligated to maintain confidential from third parties any information related to the present Agreement, except as consequence of legal or administrative requirement or to comply with applicable law. Said prohibition will not apply to third parties interested in acquiring participation in the cited Agreement, that are qualified for such in accord with the dispositions in previous section 26, given that said third parties have previously signed the corresponding confidentiality agreement.

32.	PUBLIC DOCUMENT

In this same document the parties bring to the public the present Agreement in writing authorized by Notary of Madrid, Mr. José Miguel García Lombardía, for the purpose that all of the amounts due in virtue of the same have the qualification of notarial credit, to all the effects prescribed in Article 517.2.4º and 572 to 574 from the Spanish Law of Civil Procedure and other applicable legal dispositions.

SIGNATURE PAGES FOLLOW

The content of this Financing Agreement, such and as it appears written, extended to one effect in a single copy, agreed and approved by the parties for publication, including ___ pages (including appendices) solely written by its previous page, they agree to sign solely below their corresponding company names.

The Borrower,

by ACCIONA, LLC

/s/ Valentin Francisco Montoya Moya	/s/ Juan Gallardo Cruces
Signed. Mr. Valentín Francisco Montoya	Signed. Mr. Juan Gallardo Cruces
Moya

The Lending Organizations:

For BANCO SANTANDER CENTRAL HISPANO, S.A
/s/ Manuel Pérez Peral	/s/ Ignacio Domínguez-Adame Bozzano
Signed. Mr. Manuel Pérez Peral	Signed: Mr. Ignacio Domínguez-Adame
Bozzano

For BNP PARIBAS, Branch located in Spain
/s/ José Gefaell Chamochin	/s/ José Serrano-Suñer de Hoyos
Signed. Mr. José Gefaell Chamochin	Signed. Mr. José Serrano-Suñer de Hoyos

For : THE ROYAL BANK OF SCOTLAND, PLC
/s/ José Maria Arana Arbide	/s/ Francisco Javier Sierra Supranis
Signed. Mr. José Maria Arana Arbide	Signed. Mr. Francisco Javier Sierra Supranis

For CALYON, Branch located in Spain
/s/ Rolando Menor Aguilera	/s/ Javier Álvarez-Rendueles Villar
Signed. Mr. Rolando Menor Aguilera	Signed. Mr. Javier Álvarez-Rendueles Villar
For BANCO BILBAO VIZCAYA ARGENTARIA, S.A:
/s/ Fernando Vázquez de la Puerta	/s/ Juan Gortazar Sánchez-Torres
Signed. Mr. Fernando Vázquez de la Puerta	Signed. Mr. Juan Gortazar Sánchez-Torres
For BANCA IMI S.P.A.:
/s/ José Guardo Galdón
Signed. Mr. José Guardo Galdón
For NATEXIS BANQUES POPULAIRES, Branch located in Spain:
/s/ Ricardo Teissiere Carrión	/s/ José Luís Sánchez García
Signed. Mr. Ricardo Teissiere Carrión	Signed. Mr. José Luís Sánchez García

     APPENDIX 24.1.5
Annual Certificate of Ratios
Referring to the Financing Agreement

[Date]
[Agent]
Acting as Agent for the Financing Entities [ ]

[Address]
To the attention of Mr.: [ ]

Subject: Financing Agreement - Certificate of Compliance to Ratios

Dear Sirs:

We refer to the financing agreement for the maximum amount of two billion five hundred and twelve million eight hundred ninety four thousand two hundred and sixty seven, and ninety two hundreds Euros (€ 2,512,894,267.92), written on December 21, 2006 between Acciona, S.A. as Borrower and BANCO SANTANDER CENTRAL HISPANO S.A. and other financial entities as Lending Organizations (hitherto referred to as, the “Financing Agreement”). The terms that have been defined in the Financing Agreement will have the same significance in the present document.

By means of this certificate, we confirm that we have carried out the calculation of the following financial ratios, according to that established in Stipulation 24.1.5 of the Financing Agreement, in relation to the Annual Financial State of the Borrower corresponding to the closed fiscal year [ ] of [ ] of [ ], copy of which is attached, together with the corresponding audit report, attached to the present document:

Stipulation 24.1.5 –Net Financial Debt/ EBITDA
                            Ratio resulting from Annual Financial State:
                           Fulfillment of Stipulation 24.6.1 –[YES/NO]
                          This value has been reached by means of the following calculations: [indicate]

Stipulation 24.1.5 – EBITDA Total/ Net Financial Expenses
                           Ratio resulting from Annual Financial State:
                           Fulfillment of Stipulation 24.6.1 –[YES/NO]
                           This value has been reached by means of the following calculations: [indicate ]

Which we bring to your knowledge for the effects prescribed in the Financing Agreement.
Sincerely,

[The Borrower’s account auditor.]